Exhibit 10.1

[Execution]

LOAN AND SECURITY AGREEMENT

WELLS FARGO RETAIL FINANCE, LLC

AS AGENT

THE LENDERS PARTY HERETO

ROOMSTORE, INC.

AS BORROWER

WELLS FARGO RETAIL FINANCE, LLC

AS SOLE LEAD ARRANGER AND SOLE LEAD BOOKRUNNER

Dated as of May 27, 2010

TABLE OF CONTENTS

ARTICLE I. - DEFINITIONS:		2

ARTICLE II. - THE REVOLVING CREDIT		38

2.1	ESTABLISHMENT OF REVOLVING CREDIT	38
2.2	ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS)	39
2.3	RISKS OF VALUE OF COLLATERAL	39
2.4	COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT	39
2.5	REVOLVING CREDIT LOAN REQUESTS	40
2.6	MAKING OF REVOLVING CREDIT LOANS	41
2.7	SWINGLINE LOANS	42
2.8	THE LOAN ACCOUNT	43
2.9	THE REVOLVING CREDIT NOTE	44
2.10	PAYMENT OF THE LOAN ACCOUNT	44
2.11	INTEREST ON REVOLVING CREDIT LOANS	45
2.12	UNUSED LINE FEE	46
2.13	EARLY TERMINATION FEE	46
2.14	ARRANGEMENT FEE	47
2.15	CONCERNING FEES	47
2.16	AGENT’S	48
2.17	PROCEDURES FOR ISSUANCE OF L/C’S	48
2.18	FEES FOR L/C’S	50
2.19	CONCERNING L/C’S	51
2.20	CHANGED CIRCUMSTANCES	53
2.21	LENDERS’ COMMITMENTS	56
2.22	INCREASE IN DOLLAR COMMITMENTS	57

ARTICLE III. - CONDITIONS PRECEDENT		58

3.1	CONDITIONS PRECEDENT TO THE CLOSING DATE AND FUNDING DATE	58
3.2	CORPORATE DUE DILIGENCE	59
3.3	OPINION	59
3.4	OFFICERS’ CERTIFICATES	59
3.5	ADDITIONAL DOCUMENTS	59
3.6	REPRESENTATIONS AND WARRANTIES	61
3.7	MINIMUM DAY ONE AVAILABILITY	61
3.8	ALL FEES AND EXPENSES PAID	61
3.9	NO DEFAULT	61
3.10	NO ADVERSE CHANGE	61
3.11	VALIDITY OF LIENS	61
3.12	REAL PROPERTY	62

ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:		62

4.1	PAYMENT AND PERFORMANCE OF LIABILITIES	62

i

4.2	DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS	63
4.3	TRADE NAMES	65
4.4	INFRASTRUCTURE	65
4.5	SOLVENCY	65
4.6	LOCATIONS	66
4.7	TITLE TO ASSETS	67
4.8	INDEBTEDNESS	67
4.9	INSURANCE	69
4.10	LICENSES AND OTHER MATERIAL CONTRACTS	70
4.11	LEASES	71
4.12	REQUIREMENTS OF LAW	71
4.13	LABOR RELATIONS	71
4.14	MAINTAIN PROPERTIES	72
4.15	TAXES	72
4.16	NO MARGIN STOCK	73
4.17	ERISA	74
4.18	HAZARDOUS MATERIALS	74
4.19	LITIGATION	75
4.20	DIVIDENDS; INVESTMENTS; CORPORATE ACTION	75
4.21	LOANS	76
4.22	PROTECTION OF ASSETS	76
4.23	LINE OF BUSINESS	77
4.24	AFFILIATE TRANSACTIONS	77
4.25	DEPOSIT ACCOUNTS	77
4.26	FURTHER ASSURANCES	77
4.27	ADEQUACY OF DISCLOSURE	78
4.28	NO RESTRICTIONS ON LIABILITIES	78
4.29	[RESERVED]	79
4.30	OTHER COVENANTS	79

ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:		79

5.1	MAINTAIN RECORDS	79
5.2	ACCESS TO RECORDS	80
5.3	NOTICE TO AGENT	80
5.4	BORROWING BASE CERTIFICATE	81
5.5	COLLATERAL REPORTS	82
5.6	[RESERVED.]	82
5.7	[RESERVED]	82
5.8	FINANCIAL REPORTS	82
5.9	OFFICERS’ CERTIFICATES	83
5.10	INVENTORIES, APPRAISALS, AND AUDITS	83
5.11	ADDITIONAL FINANCIAL INFORMATION	85
5.12	MINIMUM AVAILABILITY	85

ARTICLE VI. - USE AND COLLECTION OF COLLATERAL:		86

6.1	INVENTORY COVENANTS	86

6.2	ACCOUNT COVENANTS	86
6.3	NOTIFICATION TO ACCOUNT DEBTORS	87
6.4	RIGHT TO CURE	87

ARTICLE VII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES:		88

7.1	DEPOSITORY ACCOUNTS	88
7.2	CREDIT CARD RECEIPTS	89
7.3	THE CONCENTRATION, BLOCKED, OPERATING ACCOUNTS AND INVESTMENT ACCOUNTS	89
7.4	PROCEEDS AND COLLECTION OF ACCOUNTS	91
7.5	PAYMENT OF LIABILITIES	92
7.6	THE OPERATING ACCOUNTS AND DISBURSEMENT ACCOUNT	93

ARTICLE VIII. - GRANT OF SECURITY INTEREST:		93

8.1	GRANT OF SECURITY INTEREST	93
8.2	EXTENT AND DURATION OF SECURITY INTEREST	94
8.3	PERFECTION OF SECURITY INTERESTS	95

ARTICLE IX. - AGENT AS BORROWER’S ATTORNEY-IN-FACT:		98

9.1	APPOINTMENT AS ATTORNEY IN FACT	98
9.2	NO OBLIGATION TO ACT	99

ARTICLE X. - EVENTS OF DEFAULT:		99

10.1	FAILURE TO PAY REVOLVING CREDIT	99
10.2	FAILURE TO MAKE OTHER PAYMENTS	99
10.3	FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD)	100
10.4	FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD)	100
10.5	MISREPRESENTATION	101
10.6	BREACH OF MATERIAL CONTRACTS. BREACH OF LEASE	101
10.7	DEFAULT UNDER OTHER AGREEMENTS	102
10.8	UNINSURED CASUALTY LOSS	103
10.9	ATTACHMENT; JUDGMENT; RESTRAINT OF BUSINESS	103
10.10	BUSINESS FAILURE	103
10.11	BANKRUPTCY	104
10.12	DEFAULT BY GUARANTOR OR AFFILIATE	104
10.13	INDICTMENT	104
10.14	CHALLENGE TO LOAN DOCUMENTS	104
10.15	KEY MANAGEMENT	105
10.16	CHANGE IN CONTROL	105

ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT:		105

11.2	RIGHTS OF ENFORCEMENT	106
11.3	SALE OF COLLATERAL	106
11.4	OCCUPATION OF BUSINESS LOCATION	107
11.5	GRANT OF NONEXCLUSIVE LICENSE	108

11.6	ASSEMBLY OF COLLATERAL	108
11.7	RIGHTS AND REMEDIES	108

ARTICLE XII. - NOTICES:		108

12.1	NOTICE ADDRESSES	108
12.2	NOTICE GIVEN	109

ARTICLE XIII. - TERM:		110

13.1	TERMINATION OF REVOLVING CREDIT	110
13.2	ACTIONS ON TERMINATION	110

ARTICLE XIV. - THE AGENT		110

14.1	DESIGNATION OF AGENT	110
14.2	RESPONSIBILITIES OF AGENT	111
14.3	DISTRIBUTIONS BY THE AGENT	112
14.4	[RESERVED]	113
14.5	DISTRIBUTIONS OF NOTICES AND OF DOCUMENTS	113
14.6	[RESERVED]	114
14.7	CONFIDENTIAL INFORMATION	114
14.8	RELIANCE BY AGENT	114
14.9	NON-RELIANCE ON AGENT AND OTHER LENDERS	114
14.10	INDEMNIFICATION	115
14.11	RESIGNATIONS OF AGENT	116

ARTICLE XV. - FUNDINGS AND DISTRIBUTIONS		116

15.1	FUNDING PROCEDURES	116
15.2	SWINGLINE LOANS	117
15.3	AGENT’S COVERING OF FUNDINGS	117
15.4	ORDINARY COURSE DISTRIBUTIONS	120

ARTICLE XVI. - INTENTIONALLY OMITTED		121

ARTICLE XVII. - LIQUIDATIONS		121

17.1	ACCELERATION	121
17.2	INITIATION OF LIQUIDATION	121
17.3	ACTIONS AT AND	122
17.4	AGENT’S CONDUCT OF LIQUIDATION	122
17.5	DISTRIBUTION OF LIQUIDATION PROCEEDS	123
17.6	RELATIVE PRIORITIES TO PROCEEDS OF LIQUIDATION	123

ARTICLE XVIII. - ASSIGNMENTS BY LENDERS		124

18.1	ASSIGNMENTS AND ASSUMPTIONS	124
18.2	ASSIGNMENT PROCEDURES	124
18.3	EFFECT OF ASSIGNMENT	125

ARTICLE XIX. - GENERAL:		126

19.1	PROTECTION OF COLLATERAL	126
19.2	PUBLICITY	126

19.3	SUCCESSORS AND ASSIGNS	126
19.4	SEVERABILITY	127
19.5	AMENDMENTS AND WAIVERS	127
19.6	POWER OF ATTORNEY	129
19.7	APPLICATION OF PROCEEDS	129
19.8	INCREASED COSTS	129
19.9	COSTS AND EXPENSES OF THE AGENT AND LENDERS	130
19.10	COPIES AND FACSIMILES	130
19.11	GOVERNING LAW	131
19.12	CONSENT TO JURISDICTION	131
19.13	INDEMNIFICATION	132
19.14	RULES OF CONSTRUCTION	132
19.15	INTENT	134
19.16	PARTICIPATIONS	135
19.17	RIGHT OF SET OFF	135
19.18	PLEDGES TO FEDERAL RESERVE BANKS	135
19.19	MAXIMUM INTEREST RATE	135
19.20	WAIVERS	136
19.21	COUNTERPARTS	137

v

EXHIBITS AND SCHEDULES

2.7	:	SwingLine Note

2.9	:	Revolving Credit Note

2.21(a)	:	Lender’s Commitments

4.2	:	Affiliates

4.3	:	Trade Names

4.6(a)	:	Locations, Leases, and Landlords

4.6(c)		Form of Collateral Access Agreement

4.7(a)	:	Encumbrances

4.7(b)		Consigned Goods

4.7(d)	:	Third Party Bailees

4.8	:	Indebtedness

4.9	:	Insurance Policies

4.10(a)	:	Material Contracts

4:10(b)	:	Material Franchise, etc. Agreements

4.11	:	Leases and Capital Leases

4.13	:	Collective Bargaining Agreements

4.15	:	Taxes

4.19	:	Litigation

5.4	:	Form of Borrowing Base Certificate

5.5	:	Collateral Reporting

5.9	:	Officer’s Compliance Certificate

5.11(c)	:	Business Plan

7.1	:	DDA’s and Investment Accounts

7.2	:	Credit Card Arrangements

8.3(e)	:	Letter of Credit Rights

18.2(a)	:	Assignment and Acceptance Agreement

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of May 27, 2010, is made among

Wells Fargo Retail Finance, LLC, as agent (in such capacity, herein the “Agent”) for the benefit of those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become a “Lender”, whether by execution of this Agreement or an Assignment and Acceptance Agreement;

and

the Lenders

and

RoomStore, Inc., a Virginia corporation (the “Borrower”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Agent and Lenders enter into financing arrangements with the Borrower pursuant to which Lenders may make loans and provide other financial accommodations to the Borrower; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrower on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and the Agent is willing to act as Agent for the Lenders on the terms and conditions set forth herein and the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. - DEFINITIONS:

As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceleration”: With respect to any Indebtedness, its becoming due and payable prior to its stated maturity. Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

“Acceleration Notice”: A written notice by the SuperMajority Lenders to the Agent following the occurrence of an Event of Default.

“Accounts” and “Accounts Receivable” As to the Borrower, all present and future “Accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; arising out of the use of a credit or charge card or information contained on or used with that card; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“ACH”: Automated clearing house.

“ACH Transactions”: Any cash management or related services (including the ACH processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of the Borrower and its Subsidiaries.

“Account Debtor”: Has the meaning given that term in the UCC.

“Affiliate”:

(a) With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Fifteen Percent (15%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to elect a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) the same third Person holds, directly or indirectly, not less than Fifteen Percent (15%) of their respective capital stock, beneficial interests, partnership interests or other equity interests; or has directly or indirectly the right to elect the majority of directors of both such parties; or

(b) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother sister, subsidiary, or affiliate, of the Borrower; could have such enterprise’s tax returns or financial statements consolidated with the Borrower’s; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower.

“Agreement”: This Loan and Security Agreement, as it may be modified, amended, supplemented, amended and restated or restated from time to time.

“Agent”: Defined in the Preamble.

“Agent’s Cover”: Defined in Section 15.3(c)(i).

“Agent’s Rights and Remedies”: Defined in Section 11.6.

“Appraised Inventory Net Liquidation Value”: The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined by the Agent from the then most recent appraisal of the Borrower’s Inventory obtained by the Agent, to reflect the appraiser’s estimate of the net realization on Retail of the Liquidation of the Borrower’s Inventory, which prior to the IT Trigger Date will be calculated separately for stores in the Eastern Division and Western Division.

“Appraised Real Property Net Liquidation Value”: That value (expressed in Dollars) determined by the Agent from the then most recent appraisal of such Real Property obtained by the Agent, to reflect the appraiser’s estimate of the net realization of the Liquidation of such Real Property.

“Arrangement Fee”: Defined in Section 2.14.

“Assignee Lender”: Defined in Section 18.1.

“Assigning Lender”: Defined in Section 18.1.

“Assignment and Acceptance”: An Assignment and Acceptance Agreement substantially in the form of EXHIBIT 18.2(a) attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Article XIX hereof.

“Authorized Officer”: The Borrower’s President, Treasurer, Secretary or Chief Financial Officer as duly authorized by the Borrower’s Board of Directors, or, in the case of Borrowing Base Certificates, such other person as is authorized by the Board of Directors of the Borrower.

“Availability”: The lesser of (a) or (b), where

(a) is the result of

(i) The Revolving Credit Loan Ceiling

Minus

(ii) The aggregate unpaid balance of the Loan Account

Minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C’s

Minus

(iv) The aggregate of the Availability Reserves.

(b) is the result of

(i) The Borrowing Base

Minus

(ii) The aggregate unpaid balance of the Loan Account

Minus

(iii) The aggregate undrawn Stated Amount of all then outstanding L/C’s

Minus

(iv) The aggregate of the Availability Reserves.

“Availability Reserves”: Such reserves as the Agent from time to time determines in the Agent’s discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i) Rent for any location in a Landlord State if a Collateral Access Agreement has not been received by the Agent (which shall be three (3) months rent for any such location).

(ii) Customer Credit Liabilities.

(iii) Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which in each case might have priority over the Collateral Interests of the Agent in the Collateral, in each case unless being contested in good faith and for which adequate cash reserves for the payment thereof have been established.

(iv) Bank Product Obligations.

(v) Payables which are past the Borrower’s normal trade terms.

“Bank Product Agreements”: Those certain cash management service agreements entered into from time to time by the Borrower or its Subsidiaries in connection with any of the Bank Products.

“Bank Product Obligations”: All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or its Subsidiaries to Wells Fargo or its Affiliates in respect of Factored Receivables or pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

“Bank Product Providers”: Wells Fargo and any Affiliate of Wells Fargo that from time to time either provides Bank Products to the Borrower or its Subsidiaries or purchases or factors Factored Receivables.

“Bank Products”: Any service or facility extended to the Borrower or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, (g) Hedge Agreements, or (h) Factored Receivables.

“Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

“Bankruptcy Court”: The United States Bankruptcy Court for the District of Eastern District of Virginia.

“Base”: The greatest of (a) the Federal Funds Rate plus one-half of one (.50%) percent, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of three (3) months and shall be determined on a daily basis), plus one (1%) percent, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. Any change in “Base” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Base” is being set. In all events, interest that is determined by reference to Base (or any successor to Base) shall be calculated on a 360-day year and actual days elapsed.

“Base Margin”: Two Percent (2.0%).

“Base Margin Loan”: Each Revolving Credit Loan while bearing interest at the Base Margin Rate.

“Base Margin Rate”: The aggregate of Base plus the applicable Base Margin.

“Blocked Account”: Any DDA into which proceeds of Collateral are remitted (other than a Store Account).

“Blocked Account Agreement”: A Control Agreement, in form reasonably satisfactory to the Agent, pursuant to which the Borrower and applicable bank recognize the Agent’s Collateral Interest in the contents of the DDA and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Agent.

“Borrower”: Defined in the Preamble.

“Borrowing Base”: The sum of the following:

(a) The Eastern Division Borrowing Base;

Plus

(b) The Western Division Borrowing Base;

Plus

(c) The Appraised Real Property Net Liquidation Value of Eligible Real Property multiplied by the Real Property Advance Rate (less Real Property Reserves).

Minus

(d) Any Availability Reserves established by Agent.

“Borrowing Base Certificate”: A Certificate in the form attached hereto as EXHIBIT 5.4 (as such form may be revised from time to time by the Agent), signed by an Authorized Officer, reflecting the Borrower’s financial condition on the last Business Day of the reporting period immediately prior to the date when furnished, including, without limitation, Inventory roll forwards (which prior to the IT Trigger Date shall be separately stated for the Eastern Division and Western Division), from the prior period and such other updated information as the Agent may require.

“Business Day”: Any day (with any references herein to time of day requirements meaning such times based on Eastern time) other than (a) Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Agent or Lenders is not open to the general public to conduct business.

“Business Plan”: The Borrower’s business plan delivered to the Agent as of the Closing Date, a copy of which is attached hereto as Exhibit 5.11(c), and any revision, amendment, or update of such business plan, provided such revision, amendment, or update has been accepted in writing by the Agent. The Agent acknowledges that the Business Plan attached hereto as Exhibit 5.11(c) is acceptable to it.

“Capital Adequacy Demand”: Defined in Section 19.8.

“Capital Adequacy Charge”: Defined in Section 19.8.

“Capital Expenditures”: The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

“Capital Lease”: Any lease which may be capitalized in accordance with GAAP.

“Cash Equivalent”: (a) Marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, (d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) repurchase obligations offered by the Agent or its Affiliates with a term of not more than 30 days for underlying securities of the type described in clause (a) above entered into with any bank meeting the specifications set forth in clause (d) above at the time of acquisition thereof, and (f) investments in money market or mutual funds offered by the Agent or its Affiliates that invest primarily in the foregoing items.

“Certificate”: Any certificate in form and substance reasonably acceptable to the Agent.

“Change in Control”: The occurrence of any of the following:

(a) The acquisition after the date hereof, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership

(within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the issued and outstanding capital stock of the Borrower having the right to vote for the election of directors of the Borrower.

(b) More than half of the persons who were directors of the Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing as of the Closing Date), together with any other directors whose election by the Board of Directors of Borrower or whose nomination by election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose nomination for election was previously so approved, cease, for any reason other than death or disability, to be directors of the Borrower, and the board of directors as thereafter constituted is not reasonably acceptable to the Agent.

“Chattel Paper”: Has the meaning given that term in the UCC.

“Closing Date”: The date on which all conditions precedent in Article III of this Agreement are satisfied.

“Collateral”: Defined in Section 8.1.

“Collateral Access Agreement”: A landlord waiver, bailee letter, contractor letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, contractor, or other Person in possession of, having an Encumbrance upon, or having rights or interests in the Equipment or Inventory, in each case, in the form of Exhibit 4.6(c) hereto or otherwise in form and substance reasonably satisfactory to the Agent.

“Collateral Interest”: Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Concentration Account”: The deposit account established by the Agent over which the Agent has sole dominion and control.

“Contingent Funding Commitment”: as defined under Section 6.2 of the Borrower’s Plan of Reorganization.

“Control Agreement”: An agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by the Borrower, the Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give the Agent “control” over the subject Securities Account, DDA, Investment Property, or other account as provided in the UCC.

“Consolidated”: When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement, or report (as applicable) based upon the consolidation, in accordance with GAAP, with any adjustments or modifications reasonably acceptable to the Agent, of the financial condition or operating results of the Borrower and its Subsidiaries.

“Cost”: The lower of

(a) the calculated cost of purchases, based upon the Borrower’s accounting practices, on a first-in, first-out (FIFO) basis (or, at all times on or after the IT Trigger Date, an average cost basis) in respect to the Western Division and an average cost basis in respect to the Eastern Division, in each case, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from invoices received by the Borrower; the Borrower’s purchase journal; or the Borrower’s stock ledger;

(b) the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower’s accounting system), determined in accordance with the Borrower’s historic business practices;

provided that “Cost” does not include Inventory capitalization costs or other non-purchase price charges (such as UNICAP) used in the Borrower’s calculation of cost of goods sold.

“Cost Factor”: The result of 1 minus the Borrower’s then cumulative markup percent derived from the Borrower’s purchase journal on a rolling 12 month basis.

“Costs of Collection”: Includes, without limitation, all attorneys’ reasonable fees and reasonable out of pocket expenses incurred by the Agent’s attorneys, and all reasonable and documented costs incurred by the Agent including, without limitation, reasonable and documented costs and expenses associated with any bankruptcy or insolvency proceeding or travel on behalf of the Agent, where such costs and expenses are directly or indirectly related to or in respect of the Agent’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent’s Rights and Remedies and/or any of the rights and remedies of the Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). “Costs of Collection” shall also include the reasonable costs and expenses similar to the foregoing of Lenders’ Special Counsel. The Costs of Collection are Liabilities, and at the Agent’s option may bear interest at the then effective Base Margin Rate.

“Credit Card Advance Rate”: Eighty Five (85%) Percent.

“Credit Card Acknowledgments”: Collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Agent acknowledging the Agent’s first priority security interest, for and on behalf of the Lenders, in the monies due and to become due to the Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to a Blocked Account or the Concentration Account, as the same now exists or may hereafter be amended or modified; sometimes referred to herein individually as a “Credit Card Acknowledgment”.

“Credit Card Agreements”: Those certain credit card receipts agreements, each in form and substance reasonably satisfactory to the Agent and each of which is among the Agent, the Borrower and the Credit Card Processors.

“Credit Card Issuer”: Any Person (other than the Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa U.S.A., Inc., or Visa International and American Express, Discover and other non-bank credit or debit card, including without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

“Credit Card Processor”: Any servicing or processing agent or any factor or financial intermediary who services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Customer Credit Liability”: Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrower to its retail customers and prospective customers.

“Customs Broker Agreement”: A tri-party agreement in form reasonably satisfactory to the Agent, among the Borrower, and a customs broker or other carrier, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA”: Any checking or other demand depository account maintained by the Borrower or any Guarantor other than an Exempt DDA.

“Default”: Any occurrence, circumstance, or state of facts which would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

“Delinquent Lender”: Defined in Section 15.3(c).

“Deposit Account”: Has the meaning given that term in the UCC.

“Distribution”: With respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of capital Stock of such Person, other than dividends payable solely in shares of common stock of such Person, (b) the purchase, redemption, or other retirement of any shares of any class of capital stock of such Person, directly or indirectly, (c) the return of capital by such Person to its shareholders or other interest holders, or (d) any other distribution on or in respect of any shares of any class of capital stock of such Person.

“Documents”: Has the meaning given that term in the UCC.

“Documents of Title”: Has the meaning given that term in the UCC.

“Dollar Commitment”: As set forth on EXHIBIT 2.21(a) annexed hereto (as such amounts may change in accordance with the provisions of this Agreement). The aggregate of the Dollar Commitments shall not exceed the Revolving Credit Loan Ceiling.

“Domestic Distribution Center”: The Borrower’s distribution center located at 2280 Tanner Road, Rocky Mount, North Carolina 27801, or elsewhere upon prior written notice to the Agent.

“Eastern Division”: The operating division of the Borrower including of all of the Borrower’s retail store locations East of the Mississippi River.

“Eastern Division Appraised Inventory Liquidation Value”: The Appraised Inventory Net Liquidation Value determined by Agent, in its discretion, as being applicable to the Borrower’s Inventory located in a stores in its Eastern Division.

“Eastern Division Borrowing Base”: The result of applying the following formula:

(a) the face amount of Eligible Credit Card Receivables originated by stores in the Eastern Division multiplied by the Credit Card Advance Rate (less associated Receivables Reserves)

Plus

(b) the lesser of (i) the Eastern Division Appraised Inventory Net Liquidation Value of Eligible Inventory multiplied by the Eastern Division Inventory Advance Rate (less Inventory Reserves) or (ii) the value (calculated at the lower of Cost or market) of Eligible Inventory of the Eastern Division multiplied by seventy (70%) percent (less Inventory Reserves).

“Eastern Division Inventory Advance Rate”: Ninety percent (90%).

“Eligible Assignee”: (a) Another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $5,000,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $5,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $5,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided, that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto as required by the Agent.

“Eligible Credit Card Receivables”: Accounts due to the Borrower on a non-recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the reasonable discretion of the Agent to be eligible), (a) which accounts have been outstanding for no more than five (5) Business Days, (b) as to which the Agent has a perfected security interest that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Agent’s right to establish Reserves therefor in accordance with the terms of this Agreement) and (c) as to which the Agent has received a duly executed Credit Card Acknowledgment from the applicable credit card processor except as the Agent may otherwise agree.

“Eligible Foreign Transfer Inventory”: That portion of the Borrower’s Inventory (without duplication of other Eligible Inventory) which has been paid for by the Borrower, is located outside of the United States of America and is in transit to one of the Borrower’s domestic ports, provided that

(a) Such Inventory is Eligible Inventory;

(b) The Agent has a first priority perfected security interest in the subject Inventory and all documents of title with respect thereto and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by providing a Collateral Access Agreement to the Agent);

(c) Such Inventory has not been in transit for more than thirty (30) days;

(d) Such Inventory is subject to a negotiable bill of lading (i) in which the Agent is named as consignee and (ii) that is in the possession of the Agent or in the possession of a customs broker acting on behalf of the Agent pursuant to a Customs Broker Agreement, duly executed and delivered by such customs broker;

(e) Such Inventory has been and can be reported by the Borrower to the Agent and can be appropriately monitored by the Agent, as determined by the Agent;

(f) At no time shall the aggregate amount of Eligible Transfer Inventory and Eligible Foreign Transfer Inventory included in the Eastern Division Borrowing Base exceed ten (10%) percent of the aggregate amount of all Eligible Inventory (other than Eligible Transfer Inventory and Eligible Foreign Transfer Inventory) included in the Eastern Division Borrowing Base at such time; and

(g) At no time shall the aggregate amount of Eligible Transfer Inventory and Eligible Foreign Transfer Inventory included in the Western Division Borrowing Base exceed ten (10%) percent of the aggregate amount of all Eligible Inventory (other than Eligible Transfer Inventory and Eligible Foreign Transfer Inventory) included in the Western Division Borrowing Base at such time.

“Eligible Inventory”: The Borrower’s Inventory (including Eligible Transfer Inventory and Eligible Foreign Transfer Inventory, without duplication), at such locations, and of such types, character, quality and quantities, as the Agent in its discretion from time to time determines to be acceptable for inclusion in the calculation of the Borrowing Base and as to which the Agent has a perfected security interest that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Agent’s rights to establish Reserves therefor in accordance with the terms of this Agreement).

In no event, shall “Eligible Inventory” include: (i) any non merchandise inventory (such as labels, bags, and packaging materials); (ii) damaged goods, return to vendor merchandise, packaways, consigned inventory, and other similar categories of Goods; (iii) any Inventory located in any store of the Borrower which has been closed for business for more than 20 days in any fiscal quarter; and (iv) any pre-sold Inventory for which a customer has paid a deposit.

“Eligible Real Property”: The Domestic Distribution Center Property, but only if, and to the extent that, the Agent in its discretion from time to time determines such property to be acceptable for inclusion in the calculation of the Borrowing Base, as to which property the Agent has a perfected security interest, lien, mortgage, deed of trust or collateral assignment, as shall have been required by the Agent, that is prior and superior to all claims and all Encumbrances (other than Permitted Encumbrances, subject to the Agent’s rights to establish Reserves therefor in accordance with the terms of this Agreement). The Borrower acknowledges that the Agent has informed it that further due diligence (including, but not limited to, a Phase II environmental assessment satisfactory to the Agent and an as-built survey showing that the Domestic Distribution Center does not encroach on any abutting lots) must be received by the Agent before the Domestic Distribution Center may constitute Eligible Real Property. Accordingly, until such time as Agent is in receipt of all items required under Section 3.12 hereof and has determined that each such item is satisfactory to Agent, in its discretion, the Domestic Distribution Center shall not constitute Eligible Real Property included in the Borrowing Base.

“Eligible Transfer Inventory”: That portion of the Borrower’s Inventory (without duplication of other Eligible Inventory) which has been paid for by the Borrower and is in transit between one of the Borrower’s domestic distribution centers or domestic ports and one of the Borrower’s other domestic locations listed on EXHIBIT 4.6(a), provided that

(a) Such Inventory is Eligible Inventory; and

(b) The Agent is named as consignee of the subject Inventory and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by providing a Collateral Access Agreement to the Agent);

(c) Such Inventory has not yet been delivered to one of the Borrower’s other locations listed on EXHIBIT 4.6(a) and has been in transit from one of the Borrower’s Domestic Distribution Centers for no more than ten (10) days;

(d) At no time shall the aggregate amount of Eligible Transfer Inventory and Eligible Foreign Transfer Inventory included in the Eastern Division Borrowing Base exceed ten (10%) percent of the aggregate amount of all Eligible Inventory (other than Eligible Transfer Inventory and Eligible Foreign Transfer Inventory) included in the Eastern Division Borrowing Base at such time; and

(e) At no time shall the aggregate amount of Eligible Transfer Inventory and Eligible Foreign Transfer Inventory included in the Western Division Borrowing Base exceed ten (10%) percent of the aggregate amount of all Eligible Inventory (other than Eligible Transfer Inventory and Eligible Foreign Transfer Inventory) included in the Western Division Borrowing Base at such time.

“Employee Benefit Plan”: As defined in ERISA.

“Encumbrance”: Each of the following:

(a) Any security interest, mortgage, deed of trust, collateral assignment for security, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of Accounts or Chattel Paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b) The filing of any effective financing statement under the UCC or comparable law of any jurisdiction.

“End Date”: The date upon which both (a) all Liabilities have been paid in full (other than contingent indemnity obligations for which the Agent has established adequate cash reserves in its reasonable discretion) and (b) all obligations of the Agent and Lenders to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

“Environmental Laws”: All of the following:

(a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b) The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”: Includes, without limitation, Goods which qualify as “equipment” as defined in the UCC, and all of the Borrower’s or any Guarantor’s now owned and hereinafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and any and all attachments, accessions or additions thereto, and substitutions and replacements thereof, wherever located.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, together with all orders, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate”: Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group including the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Events of Default”: Defined in Article X. Each reference to an “Event of Default” is to an Event of Default that has not been duly waived in writing by the Agent. In the event of such due waiver, the so waived Event of Default shall be deemed never to have occurred, other than with respect to any post default interest which accrued prior to such waiver and with respect to any reimbursement obligation in respect of any Costs of Collection.

“Excess Availability”: The difference of (a) Availability minus (b) all then past due obligations of the Borrower that are not being contested in good faith.

“Executive Order 13224”: Defined in Section 4.2(g).

“Exempt DDA”: A depository account maintained by the Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll and payroll taxes, together with such other depository accounts agreed to by Agent in writing as constituting an Exempt DDA.

“Existing Lender”: Bank of America, N.A. as agent, and the lenders for whom it is acting as agent

“Factored Receivables”: Any Accounts owing by the Borrowers which have been factored or sold by an Account Debtor of the Borrower to Wells Fargo or any Affiliate of Wells Fargo.

“Farm Products”: Has the meaning given that term in the UCC.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter”: The letter agreement, dated of even date herewith, by and between the Borrower and the Agent, setting forth certain fees payable by the Borrower to Agent for the benefit of itself and the Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, restated or replaced.

“Fiscal Year”: Each twelve (12) month accounting period of the Borrower, which ends on the last day of February of each year.

“Fixtures”: Has the meaning given that term in the UCC.

“GAAP”: Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise agreed to by the Agent, (a) the Borrower’s compliance with the financial performance covenant imposed pursuant to Section 5.12 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its monthly, and annual financial statements a schedule, certified by its chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

“General Intangibles”: Includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower or any Guarantor; credit memoranda in favor of the Borrower or any Guarantor; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; payments or right to receive payments on account of any transfer of any interest in any Leasehold; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce the foregoing; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts;

proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi conductors chips and printouts; trade secrets rights, copyrights, copyrightable materials, copyright registrations and applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; registrations, applications for registration of the foregoing; and all other intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research and development by the Borrower.

“Goods”: Has the meaning given that term in the UCC.

“Gross Margin”: With respect to the subject accounting period for which it is being calculated, the decimal equivalent of the following (determined in accordance with the retail method of accounting):

Sales (Minus) Cost of Goods Sold

Sales

“Hazardous Materials”: Any (a) hazardous materials, hazardous waste, hazardous or toxic substances or petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

“Headquarters”: The property located at, and known as, 12501 Patterson Avenue, Richmond, Virginia 23238.

“Hedge Agreement”: All transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest, currencies or commodities.

“Indebtedness”: All indebtedness and obligations of any Person on account of or in respect to any of the following:

(a) Money borrowed (including any indebtedness which is non recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money;

(b) Any reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letter of credit or acceptance transactions (including, without limitation, the Stated Amount of all outstanding letters of credit and acceptances issued for the account of such Person, and (without duplication) any amount for which such Person would be obligated to provide reimbursement or for which such Person is liable in connection with a letter of credit or acceptance transaction;

(c) The provision of recourse in connection with the sale or discount of Accounts or Chattel Paper of such Person;

(d) On account of recourse or repayment obligations with respect to deposits or advances;

(e) As lessee under Capital Leases; and

(f) In connection with any sale and leaseback transaction.

(g) All obligations, when exercised, with respect to redeemable stock and redemption or repurchase obligations under any equity securities issued by such Person.

“Indebtedness” also includes:

(a) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by or are a personal liability of such Person.

(b) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any Indebtedness of any third party other than on account of the endorsement of checks and other items in the ordinary course.

(c) The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Person”: Defined in Section 19.13.

“Instruments”: Has the meaning given that term in the UCC.

“Interest Payment Date”: With reference to:

(a) Each LIBOR Loan: the last day of each Interest Period relating thereto, and the Termination Date and the End Date.

(b) Each Base Margin Loan: the first day of each month; the Termination Date; and the End Date.

“Interest Period”:

(a) With respect to each LIBOR Loan: subject to Subsection (b), below, the period commencing on the date of the making or continuation of, or conversion to, the subject LIBOR Loan and ending on the day that corresponds numerically to such date, thirty (30), sixty (60) or ninety (90) days thereafter, as the Borrower may elect by irrevocable notice (pursuant to Section 2.5(b)) to the Agent.

(b) The setting of Interest Periods is in all instances subject to the following:

(i) Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless that succeeding LIBOR Business Day is in the next calendar month, in which event such Interest Period shall end on the last LIBOR Business Day of the month during which the Interest Period ends.

(ii) Subject to subsections (iii) and (iv), below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last LIBOR Business Day of the month during which that Interest Period ends.

(iii) Any Interest Period which would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date.

(iv) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than five (5) Interest Periods applicable to LIBOR Loans at any one time.

“Inventory”: Includes, without limitation, “inventory” as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower’s business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all Documents (whether or not negotiable) which represent any of the foregoing.

“Inventory Reserves”: Such Reserves as may be established from time to time by the Agent in the Agent’s discretion with respect to the determination of the saleability, at Retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:

(i) Obsolescence (based upon Inventory on hand beyond a given number of days).

(ii) Seasonality.

(iii) Shrinkage.

(iv) Imbalance.

(v) Change in Inventory character.

(vi) Change in Inventory composition.

(vii) Change in Inventory mix.

(viii) Markdowns (both permanent and point of sale).

(ix) Retail mark ons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

(x) Return to vendors.

(xi) Damage.

(xii) Inventory in the possession of any bailee.

“Investment”: When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance, creating a debt (excluding trade and other advances made in the ordinary course of business in accordance with ordinary trade terms), capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or has been converted into cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Accounts”: Investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof for the maintenance of Permitted Investments maintained or established by the Borrower in accordance with the terms of this Agreement.

“Investment Property”: Has the meaning given that term in the UCC.

“Issuer”: The issuer of any L/C, including, without limitation, Wells Fargo.

“Landlord”: The holder or holders of the landlord’s or lessor’s interest under a particular Lease.

“IT Trigger Date” shall mean the date on which the Borrower has implemented and tested a unified information technology system which is capable of reporting the Inventory and other assets of both the Eastern Division and the Western Division in a manner reasonably satisfactory to the Agent.

“Landlord State”: Initially, Washington, Virginia, and Pennsylvania and such other states in which a landlord’s claim for rent has priority over the Encumbrances of the Agent in the Collateral.

“L/C”: Any letter of credit, the issuance of which is procured by the Agent for the account of the Borrower and any acceptance made on account of such letter of credit.

“Lease”: Any lease pursuant to which the Borrower is entitled to the use and occupancy of any space.

“Leasehold”: The Borrower’s Lease, leasehold estate or interest in each of the properties at or upon which the Borrower conducts business, offers any Inventory for sale, or maintains any of the Collateral, whether or not for retail sale, together with the Borrower’s interest in any of the improvements and fixtures located upon or appurtenant to each such estate or interest, including, without limitation, any rights of the Borrower to payment, proceeds or value of any kind or nature realized upon the sale, transfer or assignment of any such estate or interest, whether or not such sale, assignment or transfer occurs during any case commenced under the Bankruptcy Code.

“Lenders’ Special Counsel”: A single counsel, selected by the Lenders, to represent the interests of the Lenders in connection with the negotiation, drafting modification, amendment, restatement, enforcement, attempted enforcement, or preservation of rights and remedies under this Agreement or any other Loan Document, as well as in connection with any “workout”, forbearance, or restructuring of the credit facility contemplated hereby.

“Letter of Credit Rights”: Has the meaning given that term in the UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”: Includes, without limitation, the following:

(a) All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i) Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or the Lenders, each of every kind, nature, and description.

(ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or the Lenders (including all future advances whether or not made pursuant to a commitment by the Agent or the Lenders), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or the Lenders, may hold against the Borrower.

(iii) All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or the Lenders, each of every kind, nature, and description.

(iv) All interest, fees, and charges and other amounts which may be charged by the Agent or the Lenders, to the Borrower and/or which may be due from the Borrower to the Agent or the Lenders, from time to time.

(v) All costs and expenses incurred or paid by the Agent or the Lenders, in respect of any agreement between the Borrower and the Agent or the Lenders , or instrument furnished by the Borrower to the Agent or Lenders (including, without limitation, Costs of Collection, attorneys’ reasonable fees, including reasonable fees and expenses of Lenders’ Special Counsel), and all court and litigation costs and expenses).

(vi) Any and all covenants of the Borrower to or with the Agent or the Lenders, and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Agent or the Lenders, or instrument furnished by the Borrower to the Agent or the Lenders.

(vii) Each of the foregoing as if each reference to “Agent,” were to each Affiliate of the Agent and each of the foregoing as if each reference to “Lenders,” were to each Affiliate of the Lenders.

(b) Any and all direct or indirect liabilities, debts, and obligations of the Borrower to the Agent or the Lenders or any Affiliate of the Agent or Affiliate of the Lenders, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower, in each case pursuant to this or any other Loan Document, including Bank Product Obligations and the issuances of L/C’s.

“LIBOR Business Day” Any day which is both a Business Day and a day on which on which banks in London, England in which Wells Fargo or its successor participates is open for dealings in United States Dollar deposits.

“LIBOR Loan”: Any Revolving Credit Loan which bears interest at an LIBOR Rate.

“LIBOR Margin”: Three Percent (3.0%).

“LIBOR Offer Rate”: With respect to any LIBOR Loan, the rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be highest prevailing rate per annum at which deposits on U.S. Dollars are offered to Wells Fargo, by first-class banks in the London interbank market in which Wells Fargo participates at or about 10:00 a.m. (Boston time) two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate”: That per annum rate (calculated on a 360-day year and actual days elapsed) equal to the LIBOR Offer Rate plus the LIBOR Margin except that, in the event that the Agent determines that any Lender may be subject to the Reserve Percentage, the “LIBOR Rate” shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made, an interest rate per annum equal to the sum of (a) plus (b), where:

(a) is the decimal equivalent of the following fraction:

LIBOR Offer Rate

1 minus Reserve Percentage

(b) is the applicable LIBOR Margin.

“Liquidation”: The liquidation of the Collateral by the Borrower, with the prior written consent of the Agent, including, without limitation, by the conduct of “going out of business” or similar sales, or the exercise, by the Agent, of those rights accorded to the Agent under the Loan Documents as a creditor of the Borrower following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account”: Defined in Section 2.8.

“Loan Documents”: This Agreement, each instrument and document executed and/or delivered as contemplated by Article III, below, (including without limitation the Fee Letter) and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or connection with any transaction with the Agent or any Affiliate of the Agent or, including, without limitation, any transaction which arises out of any cash management (including any ACH transfer arrangements), depository, investment, letter of credit, or interest rate protection, or equipment leasing services provided by the Agent or any Affiliate of the Agent, as each may be amended from time to time.

“Material Accounting Change”: Any change in GAAP applicable to accounting periods subsequent to the Borrower’s fiscal year most recently completed prior to the execution of this Agreement, if such change has a material effect on the Borrower’s financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place, or where preparation of the Borrower’s statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.12, where such a breach would not have occurred if such change had not taken place or visa versa.

“Material Adverse Change”: (a) A material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial condition of Borrower, (b) a material impairment of the Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Agent’s ability to enforce Liabilities in an amount not less than $250,000 or realize upon Collateral having a value of not less than $250,000, or (c) a material impairment of the enforceability or priority of the Agent’s Collateral Interests with respect to Collateral having a value of not less than $250,000 as a result of an action or failure to act on the part of the Borrower.

“Material Adverse Effect”: A result, consequence or outcome resulting from a Material Adverse Change.

“Material Contract”: Any contract or other agreement, written or oral, of the Borrower involving monetary liability or other value of or to any Person in an amount not less than $250,000 in any Fiscal Year, the loss of which could have a Material Adverse Effect.

“Maturity Date”: May 26, 2014, or if such day is not a Business Day, the next succeeding Business Day.

“Minority Lenders”: Defined in Section 19.5.

“Mortgages”: Mortgages, deeds of trust, and/or security deeds and assignments of leases and rents, which convey to the Agent, as security for the Liabilities, a Lien upon the Real Property.

“Notice Address”: With respect to the Agent and Borrower, as provided in Section 12.1.

With respect to any Lender, as indicated adjacent to such Lender’s signature at the foot of this Agreement. With respect to any Person who becomes a Lender hereafter pursuant to Section 18.2 of this Agreement, as indicated in the Assignment and Acceptance of such Person.

Each Notice Address is subject to change as provided in Section 12.1.

“OFAC”: Defined in Section 4.2(f).

“Officer’s Compliance Certificate”: Defined in Section 5.9.

“Operating Account”: Defined in Section 7.3(a)(iii).

“Overloan”: A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, at the time it is made, (a) it is in excess of the Borrowing Base or (b) it exceeds Availability immediately prior to the making of such loan, advance, or providing of credit support.

“Participant”: Defined in Section 19.16.

“Patriot Act”: Defined in Section 4.2(g).

“Payment Intangible”: Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Percentage Commitment”: With respect to any Lender, the ratio of (i) the amount of the Dollar Commitment of such Lender to (ii) the aggregate amount of the Dollar Commitments of all Lenders (as such percentage may change in accordance with the provisions of this Agreement), which Percentage Commitment as of the date hereof is set forth on EXHIBIT 2.21(a) annexed hereto.

“Permissible Overloans”: Revolving Credit Loans which are Overloans, which aggregate no more than five (5%) of the Borrowing Base at any one time outstanding, where such loans (without duplication) are either (a) Protective Overloans or (b) made when Availability equals or is less than zero for more than sixty (60) days during any 12 month period absent the consent of the Required Lenders.

“Permitted Disposition”: Any of the following: (a) sales or other dispositions by Borrower or its Subsidiaries of assets that are worn, damaged, or obsolete in the ordinary course of business and has a retail value of not more than $500,000, in the aggregate, during any Fiscal Year, (b) sales by the Borrower or its Subsidiaries of Inventory in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by the Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by the Borrower or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (e) licenses and sublicenses by the Borrower or any of its Subsidiaries of software, intellectual property and other general intangibles in the ordinary course of business, provided, that in the case of clause (d) and (e) hereof, Borrower has retained the right to use and exploit each of the Borrower’s intellectual property and other general intangible used in the Borrower’s business.

“Permitted Encumbrances”: The following:

(a) Encumbrances under the Loan Documents.

(b) Those Encumbrances (if any) listed on EXHIBIT 4.7(a), annexed hereto and renewals, refinancings and extensions thereof.

(c) Liens securing the payment of taxes, either not yet overdue or the validity of which is being contested in good faith by the Borrower and for which the Borrower has established adequate cash reserve; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent such liens secure (i) indebtedness that is not overdue, (ii) indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested by the Borrower in good faith by appropriate proceedings diligently pursued, in each instance prior to the commencement of foreclosure or other similar proceedings and provided that adequate reserves therefor have been set aside on the Borrower’s books (provided, however, that the inclusion of any of the foregoing as “Permitted Encumbrances” shall not affect their respective relative priorities vis a vis the security interests created herein), or (iii) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property.

(d) Deposits under workmen’s compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds arising in the ordinary course of business.

(e) Landlord’s liens arising by operation of law.

(f) Purchase money security interests or capitalized equipment leases on any fixed or capital assets acquired or held by the Borrower in the ordinary course of business and securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such fixed or capital assets; provided however that (i) any such Encumbrance attaches to such property concurrently with or within 60 days after the acquisition thereof, (ii) such Encumbrance attaches solely to the assets so acquired in such transaction and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such fixed or capital assets.

(g) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

(h) Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased.

(i) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default.

(j) Liens on insurance policies and the proceeds thereof pursuant to insurance premium financing arrangements.

(k) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attached to such goods or assets and are limited to the cost of shipping of such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

(l) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposits with or in possession of such banks, other than relating to Indebtedness, provided, that such liens are limited to securing costs and fees of such bank incidental to the maintenance of such accounts.

“Permitted Investments”: (a) Investments in Cash Equivalents; provided, that, no Revolving Credit Loans are then outstanding; except that notwithstanding that any Revolving Credit Loans are outstanding, Borrower may from time to time in the ordinary course of business consistent with its current practices as of the date hereof, make deposits of cash in operating demand deposit accounts used for disbursements to the extent requested to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof), (b) Investments in negotiable instruments for collection, (c) Investments in existence on the date hereof and listed on EXHIBIT 7.1 attached hereto, (d) in addition to Investments otherwise expressly permitted by this Agreement, Investments in an aggregate amount (valued at cost but giving effect to any portion of such Investments returned to the investor in cash as a repayment of principal or a return of invested capital and any earnings on such Investment, whether in the form of interest, dividends or otherwise) not to exceed in any fiscal year of the Borrower the difference (if positive) between $200,000 and the aggregate amount of consideration paid by Borrower in such fiscal year to acquire shares of capital stock issued by Source 1 World, HK Ltd. in accordance with Section 4.20(h), provided, that, both before and after giving to any such Investment, no Event of Default shall exist and no Revolving Credit Loans shall be outstanding.

“Permitted Store Openings/Closings”: Defined in Section 4.6(d)(ii).

“Person”: Any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan of Reorganization”: The Plan of Reorganization (including all exhibits thereto) of Borrower confirmed by the Bankruptcy Court by order dated May 17, 2005.

“Proceeds”: Includes, without limitation, “Proceeds” as defined in the UCC, and proceeds of all Collateral.

“Pro Rata”: With respect to any Lender vis à vis any other Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Dollar Commitment and the denominator of which shall be the aggregate of all of the Lenders’ Dollar Commitments, as adjusted from time to time in accordance with the provisions of Sections 2.21, 2.22 and 18.1 of this Agreement, provided that, if all Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Credit Loans and its interest in L/C exposure and the denominator shall be the aggregate unpaid principal amount of all unpaid Revolving Credit Loans and L/C exposure.

“Protective Overloans”: Revolving Credit Loans and expenditures and incurrences of obligations which are made or undertaken by the Agent in the Agent’s discretion to protect or preserve the Collateral Interests which secure the Liabilities and Agent’s Rights and Remedies, or which the Agent determines in its discretion are appropriate to facilitate a Liquidation.

“Real Property”: That portion of the Collateral which consists of the Borrower’s fee interests in real estate, including, without limitation, the Domestic Distribution Center.

“Real Property Advance Rate”: Fifty percent (50%).

“Real Property Reserves”: Such Reserves as may be established from time to time by the Agent in the Agent’s discretion with respect to the determination of the realization on Liquidation of Eligible Real Property or which reflect such other factors as affect the Appraised Real

Property Net Liquidation Value of the Eligible Real Property. Without limiting the generality of the foregoing, Real Property Reserves (without duplication of other Reserves) may include (but are not limited to) reserves based on real property charges, including without limitation, real estate taxes and assessments, common area maintenance charges and insurance charges and environmental remediation costs, imposed and payable in respect of such Real Property.

“Receipts”: All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

“Receivables Collateral”: That portion of the Collateral which consists of rights to payment.

“Receivables Reserve”: Such Reserves as may be established from time to time by the Agent, in the Agent’s reasonable discretion, based upon the Agent’s determination of the collectability of Eligible Credit Card Receivables in the ordinary course and of the creditworthiness of the Account Debtors, Credit Card Issuers, and Credit Card Processors.

“Register”: Defined in Section 18.2(c).

“Regulatory Change”: Defined in Section 2.21(c).

“Required Lenders”: At any time, Lenders whose Pro Rata shares aggregate more than 50% of the Commitments, or if the Commitments have been terminated, 50% of the Liabilities (other than Bank Product Obligations) then outstanding.

“Requirement of Law”: As to any Person:

(a) (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

(b) That Person’s charter, certificate or articles of incorporation, articles of organization, and/or other organizational documents, as applicable; and

(c) That Person’s by laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”: The decimal equivalent of that rate applicable to any Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to “LIBOR liabilities” as defined in such regulations. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that which is in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

“Reserves”: Collectively, the following: Availability Reserves, Inventory Reserves, Receivables Reserves, and Leasehold Reserves.

“Retail”: The Cost of Inventory divided by the Cost Factor.

“Revolving Credit”: Defined in Section 2.1(a).

“Revolving Credit Early Termination Fee”: Defined in Section 2.13.

“Revolving Credit Loans”: Defined in Section 2.1(a).

“Revolving Credit Loan Ceiling”: Thirty Million ($30,000,000) Dollars, as such amount may from time to time be increased pursuant to Section 2.22.

“Revolving Credit Note”: Defined in Section 2.9.

“Revolving Credit Obligations”: The aggregate of the Borrower’s liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

“Securities Account”: As defined in the UCC.

“Solvent”: With respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Specified Store Accounts” shall mean, collectively, (a) the Store Account maintained at JPMorgan Chase Bank bearing account number 45707765688 and (b) the Store Account maintained at Columbia Bank bearing account number 155007015.

“Stated Amount”: The maximum amount for which an L/C may be honored, less any amounts already drawn thereunder.

“Store Accounts”: Defined in Section 7.4(a).

“Subordinated Debt”: Includes unsecured Indebtedness of Borrower that is subordinated to the Liabilities in a manner, under terms and subject to a written agreement reasonably satisfactory to Agent.

“Subsidiary”: Any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by the Borrower or any partnership of which the Borrower is a general partner.

“SuperMajority Lenders”: At any time, Lenders whose Pro Rata shares aggregate more than 66 2/3% of the Commitments, or if the Commitments have been terminated, 66 2/3% of the Liabilities (other than Bank Product Obligations) then outstanding.

“Supporting Obligation”: Has the meaning given that term in the UCC and also refers to a Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“SwingLine”: The facility pursuant to which the SwingLine Lender may advance SwingLine Loan to the Borrower aggregating up to the SwingLine Loan Ceiling.

“SwingLine Loan Ceiling”: Ten Million ($10,000,000) Dollars, or such other amount as may be agreed to by the Agent and Required Lenders.

“SwingLine Lender”: WFRF, or another financial institution designated by the Agent.

“SwingLine Loans”: Defined in Section 2.7(a).

“SwingLine Note”: Defined in Section 2.7(c).

“Tax”: In relation to any Revolving Credit Loans, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by the Agent and/or to be withheld or deducted from any payment otherwise required hereby to be made by the Borrower to the Agent; provided, that the term “Tax” shall not include any taxes imposed upon the net income of the Agent.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the date set as the Termination Date in a notice by the Agent to the Borrower on account of the occurrence of any Event of Default other than as described in Section 10.11, below.

“Transfer”: Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent. Wire instructions may be changed in the same manner that Notice Addresses may be changed pursuant to Section 12.1 of this Agreement, except that no change of the wire instructions for Transfers to the Agent shall be effective without the consent of the Agent.

“UCC”: The New York Uniform Commercial Code as in effect from time to time.

“Unused Line Fee”: Defined in Section 2.12.

“Wells Fargo”: Wells Fargo Bank, N.A., a national banking association, and its successors and assigns.

“Western Division”: The operating division of the Borrower including all of the Borrower’s retail store locations West of the Mississippi River.

“Western Division Appraised Inventory Liquidation Value”: The Appraised Inventory Net Liquidation Value determined by Agent, in its discretion, as being applicable to the Inventory located in stores in its Western Division.

“Western Division Borrowing Base”: The result of applying the following formula:

(a) the face amount of Eligible Credit Card Receivables originated by stores in the Western Division multiplied by the Credit Card Advance Rate (less associated Receivables Reserves)

Plus

(b) the lesser of (i) Western Division Appraised Inventory Net Liquidation Value of Eligible Inventory multiplied by the Western Division Inventory Advance Rate (less associated Inventory Reserves) or (ii) the value (calculated at the lower of Cost or market) of Eligible Inventory of the Western Division multiplied by seventy (70%) percent (less Inventory Reserves).

“Western Division Inventory Advance Rate”: Ninety percent (90%).

“WFRF”: Wells Fargo Retail Finance, LLC, a Delaware limited liability company, and its successors and assigns

ARTICLE II. - THE REVOLVING CREDIT

2.1 ESTABLISHMENT OF REVOLVING CREDIT

(a) The Lenders hereby establish a revolving line of credit (the “Revolving Credit”) in the Borrower’s favor pursuant to which each of the Lenders, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower until the Maturity Date in an amount equal to such Lender’s Pro Rata share of advances (each, a “Revolving Credit Loan”) as provided herein in each instance equal to its applicable Percentage Commitment of Availability, up to a maximum amount of its applicable Dollar Commitment. The obligations of each Lender hereunder shall be several and not joint.

(b) Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Agent by reference to Borrowing Base Certificates furnished as provided in Section 5.4 below (subject to Reserves established by the Agent as permitted hereunder).

(c) The Dollar Commitment of each Lender to provide such loans, advances, and financial accommodations is subject to Section 2.2.

(d) The proceeds of borrowings under the Revolving Credit shall be used solely to (i) repay the Borrower existing obligations to the Existing Lender in an amount not to exceed $13,750,000 million (in addition to providing a backstop L/C issued by Wells Fargo Bank for the benefit of the Existing Lender securing any L/C’s issued by Existing Lender which remain outstanding on the Closing Date) and (ii) for working capital purposes, Capital Expenditures and other general corporate purposes. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrower other than in the ordinary course of the Borrower’s business and consistent with the provisions of this Agreement.

2.2 ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS)

(a) No Lender has any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrower where the result of such loan, advance, or credit is an Overloan except that each Lender shall be obligated to advance its Pro Rata share of Permissible Overloans which the Agent deems prudent.

(b) The Lenders’ obligations, among themselves, are subject to Section 15.3 of this Agreement (which relates to each Lender’s making amounts available to the Agent) and to Section 19.5(a)(viii) of this Agreement (which relates to Permissible Overloans).

(c) The Lenders’ providing of an Overloan on any one occasion does not affect the obligations of the Borrower hereunder (such as the Borrower’s obligation to immediately repay any amount which otherwise constitutes an Overloan) nor shall it obligate the Lenders to do so on any other occasion.

2.3 RISKS OF VALUE OF COLLATERAL.

Any reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or the Lenders relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.4 COMMITMENT TO MAKE REVOLVING CREDIT LOANS AND SUPPORT LETTERS OF CREDIT.

Subject to the provisions of this Agreement, the Lenders shall make a loan or advance under the Revolving Credit and the Agent shall have an L/C issued for the account of the Borrower, in each instance if duly and timely requested by the Borrower as provided herein provided that:

(a) No Overloan is then outstanding and none will result therefrom.

(b) There does not exist a Default or Event of Default and none will thereby exist.

2.5 REVOLVING CREDIT LOAN REQUESTS.

(a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Borrower in such manner as may from time to time be reasonably acceptable to the Agent.

(b) Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Agent by no later than the following:

(i) If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 1:00 PM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Base Margin Loans requested by the Borrower, other than those resulting from the conversion of a LIBOR Loan, shall not be less than $10,000.00.

(ii) If such Revolving Credit Loan is to be, or is to be converted to, an LIBOR Loan: By 1:00 PM, at least three (3) LIBOR Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. LIBOR Loans and conversions to LIBOR Loans shall each be not less than $1,000,000.00 and in increments of $100,000.00 in excess of such minimum.

(iii) Any LIBOR Loan which matures while an Event of Default exists may be converted, at the option of the Agent, to a Base Margin Loan notwithstanding any notice from the Borrower that such Revolving Credit Loan is to be continued as a LIBOR Loan.

(c) Any request for a Revolving Credit Loan or for the continuance or conversion of a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or LIBOR Business Day, as applicable, unless the Agent, in its discretion, determines to deem it to have been made earlier. Each request for a Revolving Credit Loan or for the conversion of a Revolving Credit Loan shall be made in such manner as may from time to time be acceptable to the Agent.

(d) The Borrower may request that the Agent cause the issuance of L/C’s for the account of the Borrower as provided in Section 2.18.

(e) Following the Closing Date, the Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith,

believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent’s being furnished with such documentation concerning that Person’s authority to act as may be reasonably satisfactory to the Agent.

(f) A request by the Borrower for loan or advance or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

(i) Each representation, not relating to a specific date, which is made herein or in any of the Loan Documents is then true and correct in all material respects as of and as if made on the date of such request (except (A) to the extent of changes resulting from transactions contemplated or permitted by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business and (B) to the extent that such representations and warranties expressly relate to an earlier date).

(ii) Neither a Default nor an Event of Default exists.

(g) If, at any time or from time to time, a Default or Event of Default exists and is continuing,

(i) The Agent may suspend the Revolving Credit immediately, in which event neither the Agent nor the Lenders shall be obligated during such suspension to make any additional loans or advances or to provide any additional financial accommodation hereunder or to seek the issuance of any L/C.

(ii) The Agent may suspend the right of the Borrower to request any LIBOR Loan or to convert any Base Margin Loan to a LIBOR Loan.

2.6 MAKING OF REVOLVING CREDIT LOANS

(a) A loan or advance under the Revolving Credit shall be made by the Transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.

(b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Agent or Lenders for the amount thereof immediately) upon the Agent’s initiation of the Transfer of the proceeds of such loan or advance in accordance with the Borrower’s instructions (if such loan or advance is of funds requested by the Borrower) or the charging of the amount of such loan to the Loan Account (in all other circumstances).

(c) There shall not be any recourse to or liability of the Agent or Lenders (except to the extent caused by the gross negligence or willful misconduct of the Agent or Lenders), on account of:

(i) Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent or Lenders in accordance with wire instructions provided to the Agent by the Borrower).

2.7 SWINGLINE LOANS.

(a) For ease of administration of Revolving Credit Loans, Revolving Credit Loans which are Base Margin Loans may be made by the Agent, as a SwingLine Lender (in the aggregate, the “SwingLine Loans”), in accordance with the procedures set forth in this Agreement for the making of Revolving Credit Loans. The unpaid principal balance of the SwingLine Loans shall not at any one time be in excess of the SwingLine Loan Ceiling.

(b) The aggregate unpaid principal balance of SwingLine Loans shall bear interest at the rate applicable to Base Margin Loans and shall be repayable as a Revolving Credit Loan under the Revolving Credit.

(c) The Borrower’s obligation to repay SwingLine Loans may be evidenced by a Note substantially in the form of EXHIBIT 2.7 (“SwingLine Note”), executed by the Borrower and payable to the Agent. Neither the original nor a copy of the SwingLine Note shall be required to establish or prove any Liability. Upon the Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Borrower) from the Agent to the effect that the SwingLine Note has been lost, mutilated, or destroyed, the Borrower shall execute and deliver a replacement of any SwingLine Note to the Agent.

(d) For all purposes of this Loan Agreement, the SwingLine Loans and the Borrower’s obligations to the Agent constitute Revolving Credit Loans and are secured as “Liabilities”.

(e) SwingLine Loans may be subject to periodic settlement by the Agent with the Lenders.

2.8 THE LOAN ACCOUNT.

(a) An account (“Loan Account”) shall be opened on the books of the Agent in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b) The Agent may also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c) All credits against the Liabilities shall be conditional upon receipt of final payment to the Agent and the Lenders of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Agent or the Lenders for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand (accompanied by reasonable back-up documentation therefor). In the determination of Availability, the Agent may deem fees, service charges, accrued interest (except for interest charged on LIBOR Loans, which, absent the occurrence of an Event of Default, shall be charged on the maturity date of the LIBOR contract), and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e) The Agent, without the request of the Borrower, may charge any DDA or advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or the Lenders is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Borrowing Base’s being exceeded, provided, that Agent furnishes the Borrower with prior notice of any charge on account of fees, service charges and other payments to which the Agent or the Lenders is entitled. The Agent shall provide notice to the Borrower prior to making any such charge to any DDA or to the Loan Account and shall endeavor to comply with Borrower’s request to make such charge either to a DDA or to the Loan Account (so long as, in the case of a DDA, the Agent has the right and authority to charge such DDA). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest, at the interest rate then and thereafter applicable to Base Margin Loans. Such action on the part of the Agent shall not constitute a waiver of the Agent’s right or the Borrower’s obligations under Section 2.10(b).

(f) Any statement rendered by the Agent or the Lenders to the Borrower concerning the Liabilities shall, in the absence of manifest error, be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within forty-five (45) days after the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. In the absence of manifest error, the Loan Account and the Agent’s and Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9 THE REVOLVING CREDIT NOTE.

The Borrower’s obligation to repay loans and advances under the Revolving Credit to any Lender, with interest as provided herein, may, at each Lender’s option, be evidenced by a Note (a “Revolving Credit Note”) substantially in the form of EXHIBIT 2.9, annexed hereto, executed by the Borrower, payable to such Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. Upon the Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to the Borrower) from any Lender to the effect that the Revolving Credit has been lost, mutilated, or destroyed, the Borrower on behalf of itself and the other Borrower shall execute and deliver a replacement thereof to the applicable Lender.

2.10 PAYMENT OF THE LOAN ACCOUNT.

(a) Subject to Section 2.13 hereof, the Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b) The Borrower, without notice or demand from the Agent, shall pay the Agent that amount, from time to time, which is necessary so that there is no Overloan outstanding.

(c) The Borrower shall repay the then entire unpaid balance of the Revolving Credit and all other Liabilities on the Termination Date.

(d) The Agent shall endeavor to cause payments, pursuant to Sections 2.10(a) and 2.10(b), to be applied in accordance with Section 7.5(a) of this Agreement. The Agent shall endeavor to cause those application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against LIBOR

Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Agent’s failure to have done so. In no event shall action or inaction taken by the Agent excuse the Borrower from any indemnification obligation under Section 2.10(e).

(e) Upon the request of the Agent, the Borrower shall indemnify the Agent and Lenders and hold the Agent and Lenders harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Agent or Lenders may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of any of the following:

(i) Default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or Lenders in order to maintain its LIBOR Loans.

(ii) Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(f) The making of any payment on an LIBOR Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent and Lenders as “breakage fees”.

2.11 INTEREST ON REVOLVING CREDIT LOANS.

(a) Each Revolving Credit Loan which consists of a Base Margin Loan shall bear interest at the Base Margin Rate (determined based upon a 360-day year and actual days elapsed), unless and until it is made as, or is converted to, an LIBOR Loan pursuant to Section 2.5 hereof.

(b) Each Revolving Credit Loan which consists of an LIBOR Loan shall bear interest at the applicable LIBOR Rate (determined based upon a 360-day year and actual days elapsed).

(c) Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of Revolving Credit Loans to bear interest at the Base Margin Rate or the LIBOR Rate as specified from time to time by the Borrower.

(d) The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than five (5) LIBOR Periods applicable to the outstanding LIBOR Loans at any one time.

(e) The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears on the applicable Interest Payment Date therefor. Following the occurrence and during the continuance of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent, at rate which is the aggregate, in the case of Base Margin Loan, of the then applicable Base Margin Rate plus two percent (2%) per annum, and in the case of LIBOR Loans, the then applicable LIBOR Rate plus two percent (2%) per annum.

2.12 UNUSED LINE FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent, for the benefit of the Lenders, an “Unused Line Fee”. The Unused Line Fee shall equal One Half of One Percent (0.50%) per annum of the average difference, during the quarter just ended (or relevant period with respect to the payment being made on June 1, 2010 or the Termination Date) between the Revolving Credit Loan Ceiling and the sum of (i) the unpaid principal balance of the Loan Account and (ii) the Stated Amount of L/Cs. The Unused Line Fee shall be paid in arrears, on the first day of each calendar quarter (commencing with June 1, 2010) and on the Termination Date.

2.13 EARLY TERMINATION FEE.

If for any reason this Agreement is terminated on or prior to the second anniversary of the Closing Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits as a result thereof, Borrower shall pay to Agent, for the ratable account of Lenders, upon the effective date of such termination, an early termination fee (“Revolving Credit Early Termination Fee”) in the amount equal to:

Amount	Period

1% of Revolving Credit Loan Ceiling	From the Closing Date to and excluding the first anniversary of the Closing Date

0.50% of Revolving Credit Loan Ceiling	From the first anniversary of the Closing Date to and including the second anniversary of the Closing Date

The Revolving Credit Early Termination Fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrower hereunder and the interest, fees and other charges that are reasonably expected to be received by Lenders hereunder). In addition (but without duplication), Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Section 10.11, even if Agent or Lenders do not exercise their right to terminate this Agreement, but elects to provide financing to Borrower or permit the use of cash collateral under the Bankruptcy Code.

2.14 ARRANGEMENT FEE.

In addition to any other fee to be paid by the Borrower on account of the Revolving Credit the Borrower shall pay the Agent an “Arrangement Fee”, as set forth in the Fee Letter.

2.15 CONCERNING FEES.

(a) In addition to any other right to which the Lenders is then entitled on account thereof, the Agent may assess, for the benefit of the Lenders, an additional fee payable by the Borrower on account of the accommodation, from time to time, by the Agent or the Lenders of the Borrower’s request that the Agent or Lenders depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower’s failure to comply with any of such provisions.

(b) In connection with an increase in the Revolving Credit Loan Ceiling requested by the Borrower which increases the Revolving Credit Loan Ceiling to an amount in excess of $35,000,000, Agent reserves the right to negotiate with the Borrower for the assessment of additional fees, including fees for the benefit of the Agent, in the event that Agent syndicates the facility contemplated by this Agreement.

(c) The Borrower shall not be entitled to any credit, rebate or repayment of the Unused Line Fee and Revolving Credit Early Termination Fee, or other fee earned by the Lenders pursuant to this Agreement or any other Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent’s or Lenders’ obligation to make loans and advances hereunder.

2.16 AGENT’S DISCRETION.

(a) Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or the Lenders shall be to that Person’s exercise of its judgment, in good faith, based upon that Person’s consideration of any such factor as that Person, taking into account information of which that Person then has actual knowledge, believes:

(i) Would reasonably be expected to affect the value of the Collateral, the enforceability of the Agent’s Collateral Interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent’s realizing upon the Collateral and likely Costs of Collection);

(ii) Indicates that any report or financial information delivered to the Agent or the Lenders by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement;

(iii) Reasonably suggests an increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding; or

(iv) That a Default or Event of Default exists and is continuing.

2.17 PROCEDURES FOR ISSUANCE OF L/C’S.

(a) The Borrower may request that the Agent cause the issuance of L/C’s for the account of the Borrower. Each such request shall be in such format as may from time to time be reasonably acceptable to the Agent.

(b) The Agent will cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.5(h) and if so issued:

(i) The aggregate Stated Amount of all L/C’s then outstanding (giving effect to the L/C whose issuance is requested), does not exceed Ten ($10,000,000) Million Dollars;

(ii) The expiry of the requested L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:

(A)	For standby L/C’s: One (1) year from initial issuance, provided, that such standby L/C’s may be renewable year to year during the term of this Agreement.

(B)	For documentary L/C’s: Sixty (60) days from issuance; and

(iii) an Overloan will not result from the issuance of the subject L/C.

(c) Unless otherwise agreed between the Borrower and the Agent, the Issuer of all L/C’s shall be Wells Fargo and any successor to Wells Fargo.

(d) The Borrower shall also execute such documentation to apply for and support the issuance of an L/C as may be required by Wells Fargo or any other Issuer.

(e) There shall not be any recourse to, nor liability of, the Agent or Lenders on account of

(i) Any delay or refusal by an Issuer to issue an L/C; or

(ii) Any action or inaction of an Issuer on account of or in respect to, any L/C.

(f) The Borrower shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place if the Borrower receives written notice thereof from the Agent by 1:00 PM on such day. The Agent or Lenders, without the request of the Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which the Borrower, the Lenders, the Agent, or the Issuer becomes obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not there exists an Event of Default or such advance would result in an Overloan. Such action shall not constitute a waiver of the Agent’s rights under Section 2.10(b) hereof.

(g) By the issuance of an L/C (or an amendment to an L/C increasing the amount thereof) and without any further action on the part of the Issuer or any Lender, the Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each L/C and all obligations and liabilities relating thereto, in an amount equal to its Pro Rata share of such L/C and all obligations and liabilities relating thereto, and upon the demand of the Agent each such Lender agrees to pay to Agent, for the account of the Issuer, such Lender’s Pro Rata share of any amounts paid by the Issuer under such L/C.

2.18 FEES FOR L/C’S.

(a) In connection with each L/C provided by the Agent, the Borrower shall pay Agent an administrative issuance fee (“L/C Issuance Fee”) equal to the product of three-eighths of one percent (0.375%) times the Stated Amount of such L/C. Such fee shall be due and payable in full on the date when such L/C is issued.

(b) In addition to the L/C Issuance Fee, the Borrower shall pay to the Agent a fee, for the benefit of the Lenders, on account of each L/C procured by the Agent, quarterly in arrears, and on the Termination Date and on the End Date, equal to the following:

(i) For each standby L/C: The then applicable LIBOR Margin per annum, of the Stated Amount of such standby L/C, payable quarterly in arrears, on the first day of each month.

(ii) For each documentary L/C: The then applicable LIBOR Margin minus one half of one percent (0.50%) per annum of the weighted average of the Stated Amount of such documentary L/C outstanding at any time during the period since the then most recent payment of such fee, payable quarterly in arrears, on the first day of each month, and on the End Date.

(iii) Notwithstanding Subsections (i) and (ii), above, following the occurrence of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), the above fees, at the option of the Agent, shall be two percent (2%) per annum above the applicable rates above.

(c) In addition to the fee to be paid as provided in Section 2.19(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all other customary issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

(d) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, in each case after the date hereof, shall either:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, the Lenders or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), above, shall be to increase the cost to the Agent, the Lenders or any Issuer issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the Agent or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the Agent, the Lenders or the subject Issuer for such increased cost. Any Issuer’s determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrower.

2.19 CONCERNING L/C’S.

(a) None of the Agent, the Lenders, the Issuer, the Issuer’s correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i) The performance by any beneficiary under any L/C of that beneficiary’s obligations to the Borrower.

(ii) The form, sufficiency, correctness, genuineness, authority of any person signing, falsification, or the legal effect of, any documents called for under any L/C if such documents on their face appear to be in order.

(b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c) Unless the Borrower on behalf of itself and the other Borrower instructs any Issuer otherwise, in the particular instance, the Borrower hereby authorizes any Issuer to:

(i) Select an advising bank;

(ii) Select a paying bank; and

(iii) Select a negotiating bank.

(d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer’s obligations under any L/C or the drawing thereunder which includes payment instructions if the Issuer initiates the method of payment called for thereby (or initiates any other commercially reasonable and comparable method). None of the Agent, the Lenders or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation, excepting gross negligence or willful misconduct.

(e) The Agent’s, each Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by either, at the election of the Issuer, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof, or the International Standby Practices – ISP 98, International Chamber of Commerce Publication, No 590, and subsequent revisions thereto.

(g) The obligations of the Borrower under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(h) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto;

(i) Any amendment or waiver of, or consent to the departure from, any L/C;

(ii) The existence of any claim, set off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C; and

(iii) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.20 CHANGED CIRCUMSTANCES.

(a) Subject to the provisions of this Agreement, the Borrower shall have the option (A) as of any date, to convert all or any part of Base Margin Loans to, or request that new Revolving Credit Loans be made as, LIBOR Loans of various Interest Periods; (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Loans as LIBOR Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Loans to Base Rate Loans; and (D) at any time, to request new Revolving Credit Loans as Base Rate Loans; provided, that Revolving Credit Loans may not be continued as or converted to LIBOR Loans, if the continuation or conversion thereof would violate the provisions of Sections 2.21(b) or 2.21(c) of this Agreement or if an Event of Default has occurred.

(b) The Agent’s determination of the LIBOR Rate as provided above shall be conclusive. Furthermore, if the Agent or the Lenders determines, in good faith (which determination shall be conclusive), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Revolving Credit Loans are not available to the Agent or the Lenders in the London Interbank LIBOR market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank LIBOR market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Revolving Credit Loans requested by the Borrower to be LIBOR Loans or the Revolving Credit Loans bearing interest at the rates set forth in this Agreement shall not represent the effective pricing to the Agent for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate) or (C) the LIBOR Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans during such Interest Period, the Agent shall promptly notify the Borrower and (1) all existing LIBOR Loans shall convert to Base Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Loans shall be made until such circumstances are cured.

(c) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent, the Lenders or their respective lending offices (a “Regulatory Change”), shall, in the opinion of counsel to the Agent or the Lenders, make it unlawful for the Agent or the Lenders to make or maintain LIBOR Loans, then the Agent shall promptly notify the Borrower and (A) the LIBOR Loans shall immediately convert to Base Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Loans shall be made until such circumstance is cured.

(d) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Base Margin Loans or acceleration by virtue of, and after, the occurrence and continuance of an Event of Default) of any LIBOR Loan required or permitted under this Agreement, if such LIBOR Loan is prepaid other than on the last day of the Interest Period for such LIBOR Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.5(b)(ii) in respect of LIBOR Loans, such LIBOR Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the LIBOR Rate (including the LIBOR Margin) for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with Base Margin Loans other than on the last day of the Interest Period for such LIBOR Loan, of the then current Interest Period for such LIBOR Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(e) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Agent or the Lenders; (B) subject the Agent, the Lenders or the LIBOR Loans to any Tax or change the basis of taxation of payments to the Agent or the Lenders of principal or interest due from the Borrower to the Agent or the Lenders hereunder (other than a change in the taxation of the overall net income of the Agent or the Lenders); or (C) impose on the Agent or the Lenders any other condition regarding the LIBOR Loans or the Agent’s or any Lender’s funding thereof, and the Agent or Lenders shall determine (which determination shall be conclusive) that the result of the foregoing is to increase the cost to the Agent or the Lenders of making or maintaining the LIBOR Loans or to reduce the amount of principal or interest received by the Agent or Lenders hereunder, then the Borrower shall pay to the Agent or the Lenders, on demand, such additional amounts as the Agent or the Lenders shall, from time to time, determine are sufficient to compensate and indemnify the Agent or Lenders from such increased cost or reduced amount.

(f) All payments made by Borrower hereunder or under any other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 2.20(f). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, including any amount paid pursuant to this Section 2.20(f) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Loan Document. Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(g) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes with respect to which the Borrower has paid additional amounts pursuant to Section 2.21(f), so long as no Event of Default has occurred and is continuing, it shall pay over such refund to the Borrower (but only to the extent of payments made, or additional amounts paid, by the Borrower under Section 2.20(f) with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such a refund); provided, that, the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges, imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. Notwithstanding anything in this Agreement to the contrary, this Section 2.20 shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

2.21 LENDERS’ COMMITMENTS.

(a) Subject to Section 18.1 (which provides for assignments and assumptions of commitments), each Lender’s “Percentage Commitment”, and “Dollar Commitment” as of the date hereof is set forth on EXHIBIT 2.21(a).

(b) The obligations of each Lender are several and not joint. No Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of the following:

(i) that Lender’s Percentage Commitment of the subject loan or advance or of Availability; and

(ii) that Lender’s unused Dollar Commitment.

(c) No Lender shall have any liability to the Borrower on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

(d) The Dollar Commitments, Percentage Commitments and identities of the Lenders may be changed, from time to time in accordance with Section 2.22 or by the reallocation or assignment of Dollar Commitments and Percentage Commitments amongst the Lenders or with other Persons who become “Lenders”, provided, however unless an Event of Default has occurred (in which event, no consent of the Borrower is required) any assignment to a Person not then a Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment.

(e) Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2.21(d) or any increase in the Dollar Commitments pursuant to Section 2.22:

(i) The Borrower, if required by the Agent, shall execute one or more Revolving Credit Notes (which notes shall replace or supplement, as the case may be, any Revolving Credit Notes theretofore provided by the Borrower) to reflect such changed Dollar Commitments, Percentage Commitments, and identities and shall deliver such Revolving Credit Notes to the Agent (which promptly thereafter shall cancel and deliver to the Borrower the Revolving Credit Notes so replaced, if any). In the event that the Agent does not require the delivery of Revolving Credit Notes or that in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent’s Certificate confirming the resulting Dollar Commitments and Percentage Commitments.

(ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

2.22 INCREASE IN DOLLAR COMMITMENTS.

(a) Borrower may, at any time, deliver a written request to Agent to increase the Dollar Commitments. Any such written request shall specify the amount of the increase in the Dollar Commitments that Borrower is requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Dollar Commitments to exceed $35,000,000, (ii) any such request shall be for an increase of not less than $2,500,000, (iii) any such request shall be irrevocable, (iv) in no event shall there be more than one such increase in any calendar quarter and (v) no Default or Event of Default shall exist.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Dollar Commitment by an amount up to its Pro Rata share of the amount of the increase thereof requested by Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Dollar Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $1,000,000, and (ii) no Lender shall be obligated to provide such increase in its Dollar Commitment and the determination to increase the Dollar Commitment of a Lender shall be within the sole and absolute discretion of such Lender.

(c) The Revolving Credit Loan Ceiling shall be increased by the amount of the increase in the applicable Dollar Commitments from Lenders for which the Agent has received Assignment and Acceptances within thirty (30) days after the date of the request by the Borrower for the increase or such earlier date as the Agent and the Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in the Dollar Commitments equals or exceeds the amount of the increase in the Revolving Credit Loan Ceiling requested by the Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i) the Agent shall have received from each Lender that is providing an additional Dollar Commitment as part of the increase in the Revolving Credit Loan Ceiling, an Assignment and Acceptance duly executed by such Lender and the Borrower, provided, that, the aggregate Dollar Commitments set forth in any such Assignment and Acceptance shall be not less than $1,000,000;

(ii) the conditions precedent to the making of Revolving Credit Loans set forth in this Agreement shall be satisfied as of the date of the increase in the Revolving Credit Loan Ceiling, both before and after giving effect to such increase;

(iii) such increase in the Revolving Credit Loan Ceiling, on the date of the effectiveness thereof, shall not violate any agreement or document, or any applicable law, regulation or order or decree of any court or other governmental authority and shall not be enjoined, temporarily, preliminarily or permanently; and

(iv) there shall have been paid to the Agent, for the account of each Lender providing an additional Dollar Commitment in connection with such increase in the Revolving Credit Loan Ceiling, a fee in the amount equal to one (1%) percent of such additional Dollar Commitment.

(d) As of the effective date of any such increase in the Revolving Credit Loan Ceiling, each reference to the term Dollar Commitments and Revolving Credit Loan Ceiling herein and in any of the other Loan Documents shall be deemed amended to mean the amount of the Dollar Commitments and Revolving Credit Loan Ceiling specified in the most recent written notice from the Agent to the Borrower of the increase in the Dollar Commitments and Revolving Credit Loan Ceiling.

ARTICLE III. - CONDITIONS PRECEDENT

3.1 CONDITIONS PRECEDENT TO THE CLOSING DATE AND FUNDING DATE

As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, the procurement of the initial L/C’s issued hereunder, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3.1 through and including 3.4

(each in form and substance reasonably satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3.5 through and including 3.13, shall have been satisfied as of the Closing Date, unless otherwise indicated:

3.2 CORPORATE DUE DILIGENCE.

(a) A certificate of corporate good standing issued with respect to the Borrower by the Secretary of State of the State in which the Borrower is organized, to be delivered as of the Closing Date.

(b) Certificates of qualification to do business as a foreign corporation, issued by the Secretary(ies) of State of each State in which the Borrower’s conduct of business or ownership of assets requires such qualification, to be delivered as of the Closing Date.

(c) A Certificate of the Borrower’s Secretary as to the due adoption and continued effectiveness of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents, such certificate to set forth the text of each such resolution in an attachment thereto, to be delivered as of the Closing Date.

3.3 OPINION.

An opinion of counsel to the Borrower, to be delivered as of the Closing Date.

3.4 OFFICERS’ CERTIFICATES.

Certificates executed by the President or the Chief Financial Officer of the Borrower as of the Closing Date and stating that the representations and warranties made by the Borrower to the Agent in the Loan Documents are true and complete as of the date of such certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

3.5 ADDITIONAL DOCUMENTS.

Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following, each to be delivered as of the Closing Date:

(a) Loan Documents. Each of the Loan Documents shall have been duly executed and delivered, in recordable form where applicable, by the respective parties thereto and shall be in full force and effect.

(b) Certificates of Insurance. (i) A certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, policy terms and otherwise describing the insurance obtained in accordance with this Agreement, and (ii) a lender loss payable endorsement.

(c) Borrowing Base Certificate. Delivery of the initial Borrowing Base Certificate dated as of the Closing Date.

(d) Business Plan. Delivery of the Business Plan, together with a certificate executed by the President or Chief Financial Officer of the Borrower with respect thereto.

(e) Fee Letter. Fee Letter dated as of the Closing Date by and between the Agent and the Borrower.

(f) Trademark Security Agreement. Duly executed and delivered Trademark Security Agreement dated as of the Closing Date, by and between the Borrower and the Agent

(g) Payoff Letter. A payoff letter executed by the Borrower and the Existing Lender and UCC-3 termination statements.

(h) Credit Card Acknowledgments. Duly executed Credit Card Acknowledgments with respect to each Credit Card Issuer and Credit Card Processor.

(i) Blocked Account Agreements. Duly executed Blocked Account Agreements with respect to each Blocked Account and such other DDAs (other than Exempt DDAs) as the Agent may require.

(j) Collateral Access Agreements. Duly executed Collateral Access Agreements with respect to (i) the cross dock facility of the Borrower located in Jessup, Maryland and (ii) each distribution center of the Borrower located in (A) Houston, Texas, (B) Dallas, Texas and (C) El Paso, Texas.

(k) Notes. Duly executed Revolving Credit Note and Swingline Note, dated the Closing Date.

(l) Pledge Agreement. Duly executed Pledge and Security Agreement, dated as of the Closing Date, by Borrower in favor of Agent.

3.6 REPRESENTATIONS AND WARRANTIES.

As of the Closing Date, each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete as of the date as of which such representation or warranty was made.

3.7 MINIMUM DAY ONE AVAILABILITY.

After giving effect to the first funding under the Revolving Credit, all then held checks (if any), accounts payable which are beyond credit terms then accorded the Borrower, overdrafts, any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C’s to be issued at, or immediately subsequent to, such establishment, Excess Availability shall not be less than $3,000,000.

3.8 ALL FEES AND EXPENSES PAID.

All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Agent and Lenders in connection with the establishment of the credit facility contemplated hereby (including the reasonable and documented fees and expenses of counsel to the Agent and Lenders to the extent invoiced) shall have been paid in full.

3.9 NO DEFAULT.

Neither a Default nor an Event of Default has occurred which is continuing.

3.10 NO ADVERSE CHANGE.

No event shall have occurred or failed to occur, which occurrence or failure is or could have a Material Adverse Effect.

3.11 VALIDITY OF LIENS.

All UCC filings in the opinion of the Agent to protect and preserve such Collateral Interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

3.12 REAL PROPERTY

(a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by any existing lenders of their respective financing arrangements with the Borrower and the termination and release by it or them, as the case may be, of any interest in and to any Real Property, duly authorized, executed and delivered by it or each of them, including, but not limited to, satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by the Borrower in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority.

(b) Agent shall have received environmental audits of the Real Property to be subject to the Mortgages conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent, confirming the absence of any material environmental problem.

(c) Agent shall have received, in form and substance satisfactory to Agent, title insurance policies from title insurance companies satisfactory to the Agent insuring the priority and validity of each Mortgage in an amount acceptable to the Agent and containing only such exceptions and including such terms, conditions, and endorsements as are satisfactory to Agent and Agent shall have received ALTA instrument surveys and surveyor certificates as to each parcel of Real Property of the Borrower satisfactory to Agent and sufficient for the deletion of the survey exception from such title insurance policy.

(d) Agent shall have received, in form and substance satisfactory to Agent, such appraisals of the Real Property from appraisers selected by the Agent, in form and substance acceptable to the Agent.

(e) Agent shall have received Mortgages, in recordable form.

ARTICLE IV. - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

To induce the Agent and Lenders to establish the credit facility contemplated herein to make loans and advances and to provide financial accommodations under this Agreement (each of which loans shall be deemed to have been made in reliance thereupon), the Borrower, in addition to all other representation, warranties, and covenants made by the Borrower in any other Loan Document, represents, warrants, and covenants as follows:

4.1 PAYMENT AND PERFORMANCE OF LIABILITIES.

The Borrower shall pay each Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

4.2 DUE ORGANIZATION. CORPORATE AUTHORIZATION. NO CONFLICTS.

(a) The exact name of the Borrower, as set forth in the Borrower’s organizational documents, is set forth in EXHIBIT 4.2 hereof. The Borrower presently is and shall hereafter remain in good standing and be duly organized under the laws of Virginia and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower’s assets or operation of the Borrower’s business, such qualification may be necessary, except where the failure to so qualify would have Material Adverse Effect. EXHIBIT 4.2 accurately describes the corporate structure of the Borrower and its Subsidiaries.

(b) EXHIBIT 4.2 accurately identifies each Subsidiary and Affiliate and each Subsidiary’s Affiliates (i) form of legal entity, (ii) the number of shares of capital stock issued, (iii) the number of shares owned by the Borrower, and (iv) the jurisdiction of organization. The Borrower shall provide the Agent with prior written notice of any entity’s becoming or ceasing to be a Subsidiary.

(c) The Borrower shall not change its State of incorporation or its organizational identification number unless the Borrower shall have given the Agent prior written notice thereof.

(d) The Borrower has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

(e) The execution and delivery by the Borrower of each Loan Document, the Borrower’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by the Borrower to secure the Liabilities), the Borrower’s performance under such Loan Document, the borrowings hereunder, and the use of the proceeds thereof:

(i) Have been duly authorized by all necessary corporate action on the part of the Borrower;

(ii) Do not, and will not, contravene any provision of any Requirement of Law or obligation of the Borrower except to the extent any such contravention would not reasonably be expected to have a Material Adverse Effect; and

(iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation of the Borrower, except pursuant to the Loan Documents.

(f) The Loan Documents have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) The Borrower, nor any of its Subsidiaries, has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder (collectively, the “Patriot Act”), or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) in contravention of Executive Order No. 13224 issued by the President of the United States on September 24, 2001 (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Executive Order 13224”) or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. As of the date hereof and as of the Closing Date, neither the Borrower nor any of its Subsidiaries (i) is listed in the Annex to or is otherwise subject to the provisions of Executive Order 13224, (ii) is listed on OFAC’s most current list of “Specifically Designed Nationals and Blocked Persons,” (iii) commits, threatens to commit or supports “terrorism”, as that term is defined in Executive Order 13224, or (iv) has been associated with or is otherwise affiliated with any entity or person listed above.

4.3 TRADE NAMES.

(a) EXHIBIT 4.3 is a listing of:

(i) All names under which the Borrower has conducted its business within the five (5) years preceding the date hereof, and

(ii) All entities and/or persons with whom the Borrower ever consolidated or merged within the five (5) years preceding the date hereof, or from whom the Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such entity’s or Person’s assets within the five (5) years preceding the date hereof.

(b) The Borrower will provide the Agent with not less than ten (10) days prior written notice (with reasonable particularity) of any change to the Borrower’s name.

4.4 INFRASTRUCTURE.

(a) The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted as described in the Business Plan.

(b) The Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower’s conduct of the Borrower’s business.

(c) The conduct by the Borrower of the Borrower’s business does not presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person except as would not reasonably be expected to have a Material Adverse Effect.

4.5 SOLVENCY.

Borrower is Solvent and will be Solvent after the creation of the Liabilities, the Collateral Interests of Agent and the other transactions contemplated hereunder.

4.6 LOCATIONS.

(a) The Collateral, and the books, records, and papers of the Borrower pertaining thereto, are kept and maintained solely at the Borrower’s chief executive offices and those locations which are listed on EXHIBIT 4.6(a), which includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location

(b) Intentionally deleted.

(c) The Borrower shall use its reasonable efforts to provide the Agent with Collateral Access Agreements or subordinations, in substantially the form annexed hereto as EXHIBIT 4.6(c) for each of the Borrower’s locations in any of the Landlord States. The Agent may establish an Availability Reserve for each such location as to which a Collateral Access Agreement is not so delivered, which Availability Reserve shall be reduced or eliminated upon delivery of a Collateral Access Agreement for such location.

(d) The Borrower will not:

(i) Alter, modify or amend any Lease, unless such alteration, modification, or amendment would not have a material adverse economic effect on the Borrower or is on more economically favorable terms for the Borrower, and Borrower has provided Agent with a copy of such alteration, modification or amendment reasonably promptly following its execution.

(ii) Commit to, or open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral except that the Borrowers may: (I) open, during any Fiscal Year, new stores in an amount not to exceed the number of new stores projected to be opened in the Business Plan during such Fiscal Year and (II) close, during any Fiscal Year, the number of stores projected to be closed in the Business Plan during such Fiscal Year (“Permitted Store Openings/Closings”).

(e) Except as otherwise disclosed pursuant to, or permitted by, this Section 4.6, and except for goods in control of a customs broker who has entered into a Customs Brokers Agreement no tangible personal property of the Borrower with a value in excess of $100,000 is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

4.7 TITLE TO ASSETS.

(a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances other than Encumbrances listed on EXHIBIT 4.7(a) and other Permitted Encumbrances.

(b) The Borrower does not and shall not have possession of any property on consignment to the Borrower except as set forth on EXHIBIT 4.7(b); provided, that, at no time shall Borrower have possession of property on consignment to Borrower having a value (determined at cost) in excess of $500,000 in the aggregate.

(c) Intentionally deleted.

(d) The Borrower does not have any goods, documents of title or other Collateral in the custody, control, or possession of a third party, except as set forth in EXHIBIT 4.7(d) and except for goods located in the United States in transit to a location of the Borrower permitted herein or in the ordinary course of business of the Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral with a value in excess of $100,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in EXHIBIT 4.7(d) or such carriers, Borrower shall promptly notify the Agent thereof in writing. Promptly upon Agent’s request, the Borrower shall deliver to the Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.

(e) EXHIBIT 4.7(d) is a schedule of all carriers, consolidators and customs brokers employed by the Borrower for the transport of goods in the ordinary course of the business of the Borrower. The Borrower shall not employ any other carriers, consolidators or customs brokers unless (i) the Borrower have provided the Agent with at least five days prior notice thereof and (ii) such carrier, consolidator or customs broker has executed and delivered to the Agent a Customs Broker Agreement.

4.8 INDEBTEDNESS.

(a) The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

(i) Any Indebtedness under the Loan Documents;

(ii) The Indebtedness (if any) listed on EXHIBIT 4.8, annexed hereto and any refinancings, refundings, renewals or extensions thereof (without increasing (except to the extent of fees and interest on such Indebtedness, refinancings, refundings, renewals or extensions), or shortening the maturity of, the principal amount thereof);

(iii) Indebtedness for fixed or capital assets secured by purchase money security interests not otherwise described EXHIBIT 4.8;

(iv) Capital Leases (exclusive of those listed on EXHIBIT 4.8) for the acquisition of Equipment in an aggregate principal amount not exceeding Three Million Five Hundred Thousand Dollars ($3,500,000) outstanding at any one time, plus the aggregate amount of any capitalized obligations in respect of Leases that are treated as Capital Leases per GAAP;

(v) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds or other similar obligations arising in the ordinary course of business in connection with the opening of new stores or the procurement of utility services, and any refinancings thereof;

(vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within three Business Days after its incurrence; and

(vii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.

(b) The Borrower shall not prepay other Indebtedness (other than the Liabilities), except for amounts which do not exceed one million dollars ($1,000,000) in the aggregate at any time following the Closing Date, provided, that at the time of such prepayment, an Authorized Officer of the Borrower has certified to the Agent that: (i) no Default or Event of Default has occurred which is continuing at the time of such prepayment and none would exist after giving effect to such prepayment, and (ii) for a period of 90 days prior to the date thereof and, on a pro forma basis, for a period of 180 days after the date thereof, Excess Availability, at all times, is at least equal to a sum, expressed in Dollars, of twenty five (25%) percent multiplied by the lesser of (x) the Revolving Credit Loan Ceiling and (y) the Borrowing Base.

(c) Except for prepayments permitted under Section 4.8(b), the Borrower shall not make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt in contravention of the written terms of any instrument evidencing such Subordinated Debt, or enter into any agreement (written or oral) which could in any way be considered to amend, modify or terminate any instrument or agreement evidencing or relating to Subordinated Debt.

(d) Borrower has no obligations or liabilities in respect of the Contingent Funding Commitment; it being agreed that any and all of the obligations and liabilities of the Borrower in respect of the Contingent Funding Commitment have been satisfied and discharged prior to the Closing Date.

4.9 INSURANCE.

(a) EXHIBIT 4.9 is a schedule of all insurance policies owned by the Borrower under which the Borrower is the named insured. Each of such policies is in full force and effect. The Borrower is not in default or violation in any material respect of any such policy.

(b) The Borrower shall have and maintain at all times insurance with its current insurers or other insurers having a rating of A+ or better by A.M. Best, covering such risks, in such amounts, containing such terms, in such form and for such periods as may be reasonably satisfactory to the Agent (it being agreed that the Borrower’s insurance in effect on the Closing Date shall be deemed to be satisfactory to the Agent for purposes of this clause (b)).

(c) All insurance carried by the Borrower shall provide for a minimum of thirty (30) days’ written notice of cancellation to the Agent (except for notices of cancellation related to an increase in premiums issued in the ordinary course of business) and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent, which endorsement shall provide that the insurance, to the extent of the Agent’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy.

(d) The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

(e) The Borrower shall furnish the Agent as of the Closing Date and from time to time, upon reasonable request by the Agent, with certificates or other evidence reasonably satisfactory to the Agent regarding compliance by the Borrower with the foregoing requirements.

(f) In the event of the failure by the Borrower to maintain insurance as required herein, the Agent, at its option following notice to the Borrower, may obtain such insurance, provided, however, the Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower’s failure to have maintained such insurance.

(g) The Borrower shall advise the Agent of each claim in excess of $100,000 made by the Borrower under any policy of insurance which covers the Collateral and will permit the Agent, at the Agent’s option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim following the occurrence and during the continuance of any Event of Default. The Borrower hereby appoints the Agent as the Borrower’s attorney in fact to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance, in each case following the occurrence and during the continuance of any Event of Default. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent. The Agent shall not be liable on account of any exercise pursuant to said power except where such exercise was conducted in a grossly negligent manner or in willful misconduct. The Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine.

4.10 LICENSES AND OTHER MATERIAL CONTRACTS.

(a) EXHIBIT 4.10(a) sets forth all Material Contracts to which the Borrower is a party or is bound as of the date hereof. The Borrower has delivered true, correct and complete copies of such Material Contracts to the Agent on or before the date hereof. The Borrower is not in default of or under any Material Contract except as would not reasonably be expected to have a Material Adverse Effect and has not received notice of the intention of any other party thereto to terminate any Material Contract. The Borrower has all contracts necessary for the operation of its business as presently conducted, as conducted immediately prior to the date hereof or as presently proposed to be conducted except for those the failure to obtain could not have a Material Adverse Effect.

(b) EXHIBIT 4.10(b) sets forth each material license, distributorship, franchise and similar agreement issued to the Borrower or to which the Borrower is a party. Each such license, distributorship, franchise, and similar agreement issued to the Borrower, or to which any of the Borrower is a party is in full force and effect. No party to any such license or agreement is in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

4.11 LEASES.

EXHIBIT 4.11 is a schedule of all presently effective Capital Leases to which the Borrower is a party and includes a list of all other presently effective Leases to which the Borrower is a party. Each of such Leases and Capital Leases is in full force and effect. The Borrower is not in default or violation of any such Lease or Capital Lease except such defaults and violations as would not reasonably be expected to have a Material Adverse Effect, and the Borrower has not received any written notice or threat of cancellation of any such Lease or Capital Lease except as would not reasonably be expected to have a Material Adverse Effect. The Borrower hereby authorizes the Agent at any time and from time to time upon the occurrence and during the continuance of an Event of Default to contact any of the Borrower’s landlords in order to confirm the continued compliance by the Borrower with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower’s occupancy under such Lease(s), as the Agent may determine.

4.12 REQUIREMENTS OF LAW.

The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance could not reasonably be expected to have Material Adverse Effect. The Borrower has not received any notice of any violation of any Requirement of Law (other than of a violation which could not reasonably be expected to result in a Material Adverse Effect), other than any such violations that have not been cured or otherwise remedied.

4.13 LABOR RELATIONS.

(a) The Borrower has not been and is not presently a party to any collective bargaining or other labor contract except as disclosed on EXHIBIT 4.13.

(b) There is not presently pending and, to the Borrower’s knowledge, there is not threatened any of the following:

(i) Any strike, slowdown, picketing, work stoppage, or employee grievance process;

(ii) Any proceeding against or affecting the Borrower relating to the alleged violation of any Requirement of Law pertaining to labor relations or National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrower; or

(iii) Any lockout of any employees by the Borrower, (and no such action is contemplated by the Borrower);

that, in the case of any of the foregoing, would reasonably be expected to have a Material Adverse Effect.

(c) No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute that would reasonably be expected to have a Material Adverse Effect.

(d) The Borrower has complied with all Requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except as would not reasonably be expected to have a Material Adverse Effect.

4.14 MAINTAIN PROPERTIES.

The Borrower shall:

(a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted);

(b) Not suffer or cause the waste or destruction of any material part of the Collateral;

(c) Not use any of the Collateral in violation of any policy of insurance thereon;

(d) Not sell, lease, or otherwise dispose of any of the Collateral, except for Permitted Dispositions, and upon such sale, lease or disposition, the Borrower shall turn over to the Agent all net cash Receipts as provided herein; and the sale, lease, or disposition of Collateral in connection with the movement of Inventory from one store to another store in the ordinary course of business.

4.15 TAXES.

(a) The Borrower has filed, or caused to be filed, in a timely manner all material Federal, state and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, which, if unpaid, would result in a material Encumbrance on any of its properties or assets, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves in conformity with GAAP have been set aside on its books in all material respects. Adequate provision has been made for the payment of all accrued and unpaid Federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

(b) Intentionally deleted.

(c) Except as disclosed on EXHIBIT 4.15, there are no examinations of or with respect to the Borrower presently being conducted by the Internal Revenue Service or any other taxing authority.

(d) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees’ pay or by reason of the Borrower’s receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file.

(e) At its option, the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower’s Employee Benefit Plan as the Agent, in the Agent’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto in the event Borrower fails to do so in the times required after written notice, provided, however, the Agent” making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower’s failure to have made such payment.

4.16 NO MARGIN STOCK.

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.17 ERISA.

Neither the Borrower nor any ERISA Affiliate ever has or hereafter shall:

(a) Violate or fail to be in full compliance with Employee Benefit Plan maintained by the Borrower;

(b) Fail timely to file all reports and filings required by ERISA to be filed by the Borrower;

(c) Engage in any “prohibited transactions” or “reportable events” (respectively as described in ERISA);

(d) Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA;

(e) Accumulate any material funding deficiency within the meaning of ERISA;

(f) Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA; or

(g) Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

4.18 HAZARDOUS MATERIALS.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower has never:

(i) Been legally responsible for any release or threat of release of any Hazardous Material; or

(ii) Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower shall:

(i) Dispose of any Hazardous Material only in compliance with all Environmental Laws; and

(ii) Not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower’s business and is in compliance with all Environmental Laws.

(c) The Borrower shall provide the Agent with written notice upon obtaining knowledge of any incurrence of any material expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which material expense or loss the Borrower may be liable.

4.19 LITIGATION.

Except as described in EXHIBIT 4.19, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which could reasonably be expected to result in a Material Adverse Effect.

4.20 DIVIDENDS; INVESTMENTS; CORPORATE ACTION.

The Borrower shall not:

(a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower’s capital stock;

(b) Redeem, retire, purchase, or acquire the Borrower’s capital stock or securities;

(c) Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities or, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except for Permitted Investments or as permitted by Section 4.21;

(d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity;

(e) Consolidate any of the Borrower’s operations with those of any other corporation or other entity;

(f) Organize or create any Affiliate;

(g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person; or

(h) Acquire any assets other than in the ordinary course and conduct of the Borrower’s business as conducted at the execution of this Agreement, except that the Borrower may acquire shares of capital stock issued by Source 1 World, HK Ltd. for consideration not to exceed $100,000 in the aggregate so long as no Event of Default shall exist before and after giving effect to any such acquisition.

4.21 LOANS.

The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a) Advance payments made, or extensions of trade credit, to the Borrower’s suppliers in the ordinary course and the holding of receivables in the ordinary course of business;

(b) Advances to the Borrower’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, not to exceed $50,000 in the aggregate at any time outstanding.

4.22 PROTECTION OF ASSETS.

The Agent may in its discretion from time to time, discharge any tax that is due or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral if the Borrower has failed to do so after written notice. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 4.22. The obligation of the Borrower to pay such amounts is a Liability.

4.23 LINE OF BUSINESS.

The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan).

4.24 AFFILIATE TRANSACTIONS.

The Borrower shall not make any payment, nor give any value to any Affiliate, except:

(a) for transactions with such Affiliate for a price and on terms which shall be no less favorable to the Borrower than those which would have been charged and imposed in an arms length transaction, and

(b) for transactions which qualify as Permitted Dispositions between and among the Borrower and any Subsidiary.

4.25 DEPOSIT ACCOUNTS.

The Borrower shall deliver to the Agent, by no later than June 7, 2010, evidence reasonably satisfactory to the Agent that all of the deposit accounts of the Borrower maintained with Bank of America have been closed. The Borrower shall deliver to the Agent, by no later than June 30, 2010, evidence reasonably satisfactory to the Agent that all of the deposit accounts of the Borrower maintained with any financial institution (other than Wells Fargo Bank or Bank of America) have been closed.

4.26 FURTHER ASSURANCES.

(a) The Borrower is not the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article III) will not be subject to perfected Collateral Interests in favor of the Agent to the extent contemplated by this Agreement (subject only to Permitted Encumbrances) to secure the Liabilities.

(b) The Borrower will not hereafter acquire any asset or any interest in property which is not, promptly upon such acquisition, subject to such a perfected Collateral Interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

(c) The Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may reasonably request: to carry into effect the provisions of this Agreement; to protect and perfect the Agent’s Collateral Interests in the Collateral; and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be reasonably required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d) The Borrower hereby designates the Agent as and for the Borrower’s true and lawful attorney, with full power of substitution, to authorize on behalf of the Borrower the filing of any financing statements in order to perfect or protect the Agent’s Collateral Interests in the Collateral.

(e) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.26 shall be sufficient for filing to perfect the security interests granted herein.

4.27 ADEQUACY OF DISCLOSURE.

(a) All financial statements furnished to the Agent or the Lenders by the Borrower have been prepared in accordance with GAAP consistently applied (except to the extent that the Borrower’s historic accounting practices in effect as of the date to which such statements relate were not consistent with GAAP, as previously disclosed by Borrower) and present fairly in all material respects the Consolidated condition of the Borrower at the date(s) thereof and the Consolidated results of operations and cash flows of the Borrower for the period(s) covered subject, in the case of interim financials, to normal year end adjustments and absence of footnotes. There has been no Material Adverse Change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements.

(b) The Borrower does not have any material contingent obligations or obligation under any Lease or Capital Lease required to be, but which is not, noted in the Borrower’s Consolidated financial statements furnished to the Agent or the Lenders prior to the execution of this Agreement.

(c) No document, instrument, agreement, or paper (other than projections) now or hereafter given the Agent or the Lenders by or on behalf of the Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement by the Agent or Lenders, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a fact necessary in order to make the statements therein not materially misleading.

4.28 NO RESTRICTIONS ON LIABILITIES.

The Borrower shall not enter into or become subject to, directly or indirectly, any agreement prohibiting or restricting (other than with respect to Permitted Encumbrances), in any manner (including, without limitation, by way of covenant, representation, or event of default) any of the following:

(a) The granting of Collateral Interests in favor of the Agent on any asset of the Borrower; The incurrence of any of the Liabilities.

4.29 [RESERVED]

4.30 OTHER COVENANTS.

The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE V. - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

5.1 MAINTAIN RECORDS.

The Borrower shall:

(a) At all times, keep proper books of account, in which entries full, true, and accurate in all material respects shall be made, all in accordance with GAAP applied consistently with prior periods (except to the extent that the statements in respect to periods prior to the date hereof may not reflect more recent GAAP pronouncements) to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

(b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article V or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

(c) At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to be available to the Agent to discuss the Borrower’s financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent. Agent acknowledges that BDO Seidman is satisfactory.

5.2 ACCESS TO RECORDS.

(a) The Borrower shall accord the Agent and the Agent’s representatives access from time to time as the Agent and such representatives may require to all properties owned by or over which the Borrower has control. The Agent and such representatives shall have the right, and the Borrower will permit the Agent and the Agent’s representatives from time to time as Agent and such representatives may request, all upon reasonable notice and at such reasonable times during normal business hours, to examine, inspect, copy, and make extracts from any and all of the Borrower’s books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower’s copying facilities available to the Agent and the Agent’s representatives.

(b) The Borrower hereby authorizes the Agent and the Agent’s representatives to, upon reasonable prior written notice and during normal business hours to inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person who maintains such information for the Borrower fully to cooperate with the Agent and the Agent’s representatives with respect thereto.

Notwithstanding anything to the contrary in this Section 5.2, none of the Borrower or any of their Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Agent or any Lender (or its representative) is then prohibited by law or any agreement binding on the Borrower or any of its Subsidiaries or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product; and it is understood that, in connection with the foregoing in this Section 5.2 and so long as no Default has occurred and is continuing, the parties hereto shall endeavor to avoid material disruption to the Borrower’s and its Subsidiaries’ business, including the audit process.

5.3 NOTICE TO AGENT.

(a) The Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i) Any change in the Authorized Officers.

(ii) [Reserved]

(iii) Any cessation by the Borrower of its making payment to its creditors generally as the Borrower’s debts become due.

(iv) The failure to pay rent, the failure of which continues for more than three (3) days in respect of the Lease for the Domestic Distribution Center and the occurrence of a default or event of default in respect of any Lease.

(v) Any Material Adverse Change.

(vi) The occurrence of a Default or Event of Default.

(vii) Any intention on the part of the Borrower to discharge the Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(viii) Any litigation which, if determined adversely to the Borrower, would reasonably be expected to have a Material Adverse Effect.

(b) The Borrower shall:

(i) Provide the Agent, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders) or filed with the SEC in respect to Borrower.

(ii) At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(iii) Provide the Agent, when received by the Borrower, with a copy of any management letter or similar material communications from any accountant of the Borrower.

5.4 BORROWING BASE CERTIFICATE.

The Borrower shall provide the Agent by 11:00 a.m., on or before Wednesday of each week, with a Borrowing Base Certificate in the form of EXHIBIT 5.4 hereto. Each Borrowing Base Certificate shall state the inventory roll forward, which prior to the IT Trigger Date shall be stated separately for the Borrower’s Eastern Division and Western Division.

5.5 COLLATERAL REPORTS.

The Borrower shall provide the Agent with copies of the reports identified on EXHIBIT 5.5 hereto and the times specified therein, which reports shall be separately stated for the Borrower’s Eastern Division and Western Division prior to the IT Trigger Date, as indicated on EXHIBIT 5.5 hereto.

5.6 [RESERVED.]

5.7 [RESERVED].

5.8 FINANCIAL REPORTS.

(a) Annually, within ninety (90) days following the end of the Borrower’s fiscal year, the Borrower shall furnish the Agent with the following:

(i) A copy of the Borrower’s Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrower’s independent certified public accountants (i.e. said statement shall be “certified” by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows and, at the request of Agent prior to the IT Trigger Date, shall include separate information in respect to the Borrower’s Eastern Division and Western Division; and

(ii) The Officer’s Compliance Certificate.

(b) Monthly, within thirty (30) days following the end of the Borrower’s fiscal months, the Borrower shall furnish the Agent with the following

(i) A copy of the Borrower’s Consolidated monthly financial statement, which shall include, at a minimum (with comparative information for the same month in the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows and, at the request of Agent prior to the IT Trigger Date, shall include separate information in respect to the Borrower’s Eastern Division and Western Division; and

(ii) The Officer’s Compliance Certificate.

5.9 OFFICERS’ CERTIFICATES.

(a) The Borrower shall cause its Authorized Officer to certify, in the form attached hereto as EXHIBIT 5.9 (the “Officer’s Compliance Certificate”) in connection with those monthly and annual statements to be furnished pursuant to this Agreement that:

(i) Such statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower’s operations and cash flows for, the period(s) covered, subject, however to the following:

(A)	usual year end adjustments and the absence of footnotes (this exception shall not be included in the Certificate which accompanies such annual statement).

(B)	Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.12.

(ii) There does not exist a Default or Event of Default or, if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

(iii) The Borrower was in compliance (or had failed to comply) as of the date of the applicable statement with each of the financial performance covenants included in Section 5.12 hereof; such certification to be accompanied by calculations demonstrating such compliance or failure to comply.

5.10 INVENTORIES, APPRAISALS, AND AUDITS.

(a) The Agent may, at the expense of the Borrower, participate in and/or observe each inventory and any cycle count of the Collateral which is undertaken on behalf of the Borrower. The Borrower may not change the methodology to be followed in connection with the conduct of and reporting on the results of such inventory from the methodology employed by the Borrower as of the date of this Agreement.

(b) The Borrower, at its expense, shall cause each store location, warehouse, and distribution center in the Eastern Division to have not less than one (1) physical inventory in each twelve (12) month period to be undertaken, and cycle counts for the Western Division, consistent with current practice, while this Agreement is in effect (the scheduling of which shall be subject to the Agent’s discretion), conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as may be reasonably satisfactory to the Agent; provided, that, following the IT Trigger Date the Borrower shall, at its expense, cause each store location, warehouse and distribution center in the Western Division to have not less than one (1) physical inventory in each twelve (12) month period to be undertaken.

(c) The Borrower shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) within ten (10) days after its completion.

(d) The Borrower shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) to the Borrower’s books and records within thirty (30) days following the completion of such inventory.

(e) The Agent, in its discretion, following the occurrence and during the continuance of a Event of Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrower).

(f) Agent presently contemplates obtaining up to three (3) appraisals of the Borrower’s Inventory during any twelve (12) month period during which this Agreement is in effect but may obtain more in the Agent’s good faith judgment; provided, that, so long as no Default or Event of Default exists, the Borrower shall not be liable for the costs and expenses of more than three (3) appraisals (or if Excess Availability shall have fallen below twenty percent (20%) of the Borrowing Base, four (4) appraisals) during any twelve (12) month period (exclusive of the appraisal delivered pursuant to Article III).

(g) The Agent presently contemplates conducting up to three (3) commercial finance audits of the Borrower’s books and records during any twelve (12) month period during which this Agreement is in effect but may obtain more in the Agent’s good faith judgment; provided, that, so long as no Default or Event of Default exists, the Borrower shall not be liable for the costs and expenses of more than three (3) commercial finance audits (or if Excess Availability shall have fallen below twenty percent (20%) of the Borrowing Base, four (4) commercial finance audits) during any twelve (12) month period (exclusive of the commercial finance audit delivered pursuant to Article III).

(h) The Agent presently contemplates conducting one (1) appraisal of the Borrower’s Eligible Real Property during any twelve (12) month period during which this Agreement is in effect but may obtain more in the Agent’s good faith judgment; provided, that, so long as no Default or Event of Default exists, the Borrower shall not be liable for the costs and expenses of more than one (1) appraisal (during any twelve (12) month period (exclusive of the appraisal delivered pursuant to Article III).

5.11 ADDITIONAL FINANCIAL INFORMATION.

(a) In addition to all other information required to be provided pursuant to this Article V, the Borrower promptly shall provide the Agent such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower’s business, and the Borrower’s financial condition, including financial reports and statements (including supporting schedules), as the Agent may from time to time reasonably request from the Borrower.

(b) The Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrower’s anticipated performance and operating results.

(c) The Borrower shall, no later than 30 days after to the end of each of the Borrower’s Fiscal Years, furnish the Agent with an updated Business Plan which shall go out at least through the end of the then next Fiscal Year and shall include a Consolidated income statement, balance sheet, and statement of cash flow, by month, as well as components of the Borrowing Base and shall include assumptions, each prepared in conformity with GAAP and consistent with the Borrower’s then current practices. The initial Business Plan is attached hereto as Exhibit 5.11(c).

(d) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrower is confidential to the Agent and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

5.12 MINIMUM AVAILABILITY.

The Borrower shall not permit Excess Availability at any time to be less than that amount (stated in Dollars) equal to the greater of (a) $2,000,000 or (b) Ten (10%) Percent multiplied by the Borrowing Base. Compliance with such financial performance covenant shall be made as if no Material Accounting Changes had been made. The Agent may determine the Borrower’s compliance with such covenant based upon financial reports and statements provided by the Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial and collateral information provided to, or developed by, the Agent.

ARTICLE VI. - USE AND COLLECTION OF COLLATERAL:

6.1 INVENTORY COVENANTS.

(a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower’s business in the ordinary course and shall not engage in sales or other dispositions to creditors, sales or other dispositions in bulk, or any use of any of the Inventory in breach of any provision of this Agreement, except in the ordinary course of business consistent with past practices.

(b) No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower’s customary return policy applicable to the return of Inventory purchased by the Borrower’s retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Agent.

(c) All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances or for purchases of “irregular” Inventory in accordance with current practices).

(d) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders relating thereto).

(e) Borrower shall keep Inventory in good and marketable condition.

(f) None of the Inventory or other Collateral constitutes Farm Products.

6.2 ACCOUNT COVENANTS.

(a) The Borrower may grant such allowances or other adjustments to the Borrower’s Account Debtors, Credit Card Processors and Credit Card Issuers (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent’s prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this Section 6.3 may be limited or terminated by the Agent at any time in the Agent’s discretion following the occurrence and during the continuance of an Event of Default.

(b) Borrower shall notify Agent promptly of the assertion of (i) any claims, offsets, defenses or counterclaims by any Account Debtor, Credit Card Issuer or Credit Card Processor or any

disputes with any of such Persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $100,000 in any one case or $250,000 in the aggregate and (ii) all material adverse information relating to the financial condition of any Account Debtor, Credit Card Issuer or Credit Card Processor known to the Borrower.

(c) The Agent from time to time may verify the Receivables Collateral directly with the Borrower’s Account Debtors, Credit Card Issuer or Credit Card Processor, such verification to be undertaken in keeping with commercially reasonable commercial lending standards.

(d) The Borrower shall notify Agent promptly of: (i) any notice of a material default by the Borrower under any Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Processor or Credit Card Issuer that such Person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such Person, or that such Person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of the Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to the Borrower.

(e) The Borrower shall not post any bond to secure the Borrower’s performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Agent) in the event of the Borrower’s failure so to perform, except in connection with store openings and the procurement of utility services.

6.3 NOTIFICATION TO ACCOUNT DEBTORS.

The Agent shall have the right while an Event of Default has occurred and is continuing to notify any of the Borrower’s Account Debtors, Credit Card Issuer, and Credit Card Processor to make payment directly to, or an account designated by, the Agent and to collect all amounts due on account of the Collateral.

6.4 RIGHT TO CURE

Agent may, at its option, upon prior notice to the Borrower, (a) cure any material default by the Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of the Agent to exercise Agent’s Rights and Remedies or the ability of the Borrower to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any material judgment entered against the Borrower, (c) discharge any material Encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in the Agent’s judgment, is necessary or appropriate to preserve, protect, insure, or maintain the Collateral and the rights of the Agent with respect thereto. Agent may add any amounts so expended to the Liabilities and charge the Borrower’s Loan Account therefor, such amounts to be payable by Borrower on demand (supported by reasonable back-up documentation). Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Borrower. Any payment made or other action taken by Agent under this section shall be without prejudice to any right to assert an Event of Default hereunder and proceed accordingly.

ARTICLE VII. - CASH MANAGEMENT; PAYMENT OF LIABILITIES:

7.1 DEPOSITORY ACCOUNTS.

(a) Annexed hereto as EXHIBIT 7.1 is a Schedule of all present DDA’s and Investment Accounts, which includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

(b) The Borrower shall deliver the following to the Agent with respect to each DDA:

(i) Notification, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than any Exempt DDA and the Blocked Account or any other DDA which is covered by a Blocked Account), in form satisfactory to the Agent of the Agent’s interest in such DDA.

(ii) A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A)	Both any DDA (other than the Operating Account) and the Operating Account is maintained.

(B)	A Blocked Account is maintained.

(C)	Upon the request of the Agent, the Operating Account is maintained.

(c) The Borrower will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Borrower delivers the following to the Agent:

(i) With respect to DDAs that are not Blocked Accounts, the Operating Account, Disbursement Account or Exempt DDA’s, notification to the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(i) if the subject DDA were open at the execution of this Agreement;

(ii) With respect to DDAs that are Blocked Accounts, a Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 7.1(b)(ii) if the DDA were open at the execution of this Agreement.

(d) Notwithstanding anything contained herein to the contrary, the Borrower (i) shall deliver a Control Agreement to the Agent with respect to each Investment Account, and (ii) shall not establish any Investment Account hereafter unless, contemporaneous with such establishment, the Borrower delivers a Control Agreement to the Agent, executed by the institution at which such Investment Account is maintained.

7.2 CREDIT CARD RECEIPTS.

(a) Annexed hereto as EXHIBIT 7.2, is a Schedule which describes all Credit Card Agreements with Credit Card Issuers and Credit Card Processors.

(b) The Borrower shall (i) deliver to the Agent, notification, executed on behalf of the Borrower, to each of the Borrower’s Credit Card Processors and Credit Card Issuers of notice (in form reasonably satisfactory to the Agent), which notice provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Concentration Account or as otherwise designated from time to time by the Agent and (ii) shall cause each such Credit Card Processor and Credit Card Issuer to enter into Credit Card Acknowledgments. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent.

7.3 THE CONCENTRATION, BLOCKED, OPERATING ACCOUNTS AND INVESTMENT ACCOUNTS.

(a) The following deposit accounts have been or will be established (and are so referred to herein):

(i) The “Concentration Account”: The deposit account established by the Agent with Wells Fargo.

(ii) The “Blocked Account(s)”: Each deposit account now existing or hereafter established by the Borrower with (A) JP Morgan Chase and (B) any other banks satisfactory to the Agent, into which Borrower shall deposit, or cause to be deposited, proceeds of Collateral and from which the Borrower shall not make disbursements.

(iii) The “Operating Account”: Each deposit account now or hereafter established by the Borrower with JP Morgan Chase (or any other banks satisfactory to Agent), from which disbursements may be made and into which advances under the Revolving Credit may be deposited.

(b) The contents of each DDA (other than the Operating Account and the Disbursement Account), and each Blocked Account, and each Investment Account constitute Collateral and Proceeds of Collateral. The contents of the Concentration Account constitute the Agent’s property.

(c) The Borrower shall not establish any Blocked Account hereafter except upon not less than 10 days written notice to the Agent and the delivery to the Agent of a Blocked Account Agreement with respect thereto.

(d) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent.

(e) Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, each Blocked Account Agreement (other than any Control Agreement in respect of any Investment Account) shall provide (except as the Agent may otherwise agree in writing) that all amounts in the applicable Blocked Account shall be remitted to the Concentration Account or such other account as the Agent may specify.

(f) The Borrower agrees that at any time or from time to time, that the Agent requests that the Borrower delivers to such a financial institution an instruction to forward all amounts in the applicable Blocked Account to the Concentration Account, the Borrower shall immediately upon such a request deliver such an instruction to such financial institution and deliver a written copy thereof to the Agent.

7.4 PROCEEDS AND COLLECTION OF ACCOUNTS.

(a) All Receipts and all other proceeds of Collateral shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower’s other funds. All Receipts and other proceeds of Collateral shall promptly be deposited and/or transferred only to the Blocked Account(s), or the Concentration Account, or another DDA permitted hereunder which are established and used solely for the purpose of receiving Receipts and other proceeds of Collateral from a retail store location (collectively, the “Store Accounts”) (and in such case, only if the funds in such DDA are deposited and/or transferred to a Blocked Account in accordance with Section 7.4(b)).

(b) The Borrower shall cause the ACH or wire transfer to a Blocked Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of the following:

(i) The contents of each Store Account; provided, that, so long as the Agent has not otherwise instructed the Borrower at any time that an Event of Default exists, the contents of each Specified Store Account may be transferred to a Blocked Account no less frequently than three (3) times per week. Each such transfer may be net of any minimum balance, not to exceed $750, as may be required to be maintained in the subject Store Account by the bank at which such Store Account is maintained.

(ii) The proceeds of all credit card charges not otherwise provided for pursuant to this Agreement.

(iii) All other Receipts and Proceeds of Collateral.

(c) Whether or not any Liabilities are then outstanding, the Borrower shall cause the daily ACH or wire transfer to the Concentration Account, or as otherwise designated by the Agent (or shall permit the Agent to cause such daily ACH or wire transfers to the Concentration Account or as otherwise designated by Agent), of then entire ledger balance of each Blocked Account, net of such minimum balance, not to exceed $750, as may be required to be maintained in the Blocked Account by the depository which the Blocked Account is maintained.

(d) In the event that, notwithstanding the provisions of this Section 7.4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower’s other funds or deposited in any account of the Borrower other than a Blocked Account, a Store Account or as otherwise as instructed by the Agent.

7.5 PAYMENT OF LIABILITIES.

(a) On any Business Day on which there are funds on deposit in the Concentration Account, the Agent shall apply the then collected balance of the Concentration Account (net of fees charged, and of such minimum balances as may be required by the bank at which the Concentration Account is maintained) first, towards the unpaid balance of SwingLine Loans, second, towards the unpaid balance of the Loan Account and third towards all other Liabilities, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made one (1) Business Day after such transfer.

(b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00PM on that Business Day.

(ii) Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.

(iii) If notice of a deposit to the Concentration Account (Section 7.5(b)(i)) or payment (Section 7.5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

(iv) All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

(c) The Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after the application towards the Liabilities referred to in Section 7.5(a), above (less those amount which are to be netted out, as provided therein) provided, however, in the event that an Event of Default has occurred and is continuing and or one or more L/C’s are then outstanding, then the Agent may establish a funded reserve of up to 105% of the aggregate Stated Amounts of such L/C’s. Such funded reserve shall either be (i) returned to the Borrower if no Event of Default exists or (ii) applied towards the Liabilities following Acceleration.

7.6 THE OPERATING ACCOUNTS AND DISBURSEMENT ACCOUNT.

Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements shall be made by the Borrower solely from, the Operating Accounts or Disbursement Accounts.

ARTICLE VIII. - GRANT OF SECURITY INTEREST:

8.1 GRANT OF SECURITY INTEREST.

To secure the Borrower’s prompt, punctual, and faithful performance and payment of all and each of the Liabilities, the Borrower hereby grants to the Agent, for the benefit of the Lenders and the Bank Product Providers, a continuing security interest in and to, and assigns to the Agent all assets of the Borrower, and each item thereof, whether now owned or now due, or in which in which that Borrower has an interest, or hereafter acquired, arising, or to become due, or in which that Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a) All Accounts.

(b) All Inventory.

(c) All General Intangibles.

(d) All Equipment.

(e) All Goods.

(f) All Fixtures.

(g) All Farm Products.

(h) All Chattel Paper.

(i) All Leaseholds.

(j) All Letter of Credit Rights.

(k) All Payment Intangibles.

(l) All Supporting Obligations.

(m) All books, records, and information relating to the Collateral and/or to the operation of the Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(n) All Investment Property, Instruments, Documents, Documents of Title, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property.

(o) All commercial tort claims (as defined in the UCC).

(p) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ( Section 8.1(a) through 8.1(o) ) or otherwise.

(q) All Real Property (other than the Real Property located at (i) 1008 Highway 501, Myrtle Beach, South Carolina and (ii) 7970 Annapolis Road, Lanham, Maryland).

(r) All supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies relating to guaranties, contracts of suretyship, letter of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lien or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect thereto, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Account Debtors or other persons securing the obligations of Account Debtors.

8.2 EXTENT AND DURATION OF SECURITY INTEREST.

The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have been paid and/or satisfied in full (other than contingent indemnity obligations for which the Agent has established cash reserves to the extent required by Agent in its reasonable discretion), the Dollar Commitment of the Lenders to make loans and other financial accommodations has been terminated, and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Agent.

8.3 PERFECTION OF SECURITY INTERESTS.

(a) Except to the extent provided herein, the Borrower agrees to take all action that the Agent may request as a matter of non-bankruptcy law to perfect and protect the Agent’s Collateral Interest in the Collateral and for such Collateral Interest to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining governmental approvals and providing such other instruments and documents in recordable form as the Agent may request; provided, however, that the Borrower shall not be required to deliver executed Leasehold Mortgages for any Leasehold. The Borrower irrevocably and unconditionally authorizes the Agent to file at any time and from time to time such financing statements with respect to the Collateral naming the Agent or its designee as the secured party and Borrower as debtors, as Agent may require, together with any amendment and continuations with respect thereto, that (a) indicate the Collateral (i) as “all assets of the Borrower” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of New York or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing, if any, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Agent promptly upon the Agent’s request. The Borrower hereby authorizes the Agent to adopt on behalf of the Borrower any symbol required for authenticating any electronic filing. Without the written authorization of the Agent, in no event shall the Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Agent or its designee as secured party and the Borrower as debtor.

(b) The Borrower does not have any Chattel Paper (whether tangible or electronic) or instruments as of the date hereof. In the event that the Borrower shall be entitled to or shall receive any Chattel Paper or instrument after the date hereof with a value in excess of $100,000, the Borrower shall promptly notify the Agent thereof in writing. Promptly upon the receipt thereof by the Borrower (including by any agent or representative), the Borrower shall deliver, or cause to be delivered to the Agent, all tangible Chattel Paper and instruments with a value in excess of $100,000 that the Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify, in each case except as the Agent may otherwise agree. At the Agent’s option after a Default, the Borrower shall, or Agent may at any time on behalf of the Borrower, cause the original of any such instrument or Chattel Paper with a value in excess of $100,000 to be conspicuously marked in a form and manner reasonably acceptable to Agent with the following legend referring to Chattel Paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Retail Finance, LLC, as Agent. and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that the Borrower shall at any time hold or acquire an interest in any electronic Chattel Paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value in excess of $100,000, the Borrower shall promptly notify the Agent thereof in writing. Promptly upon the Agent’s request, the Borrower shall take, or cause to be taken, such actions as the Agent may reasonably request to give Agent control of such electronic Chattel Paper with a value in excess of $100,000 under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Except as set forth on Schedule 7.1, the Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any Investment Property, as of the date hereof, or have any Investment Account, deposit account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof.

(i) In the event that the Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, the Borrower shall promptly endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall promptly notify the Agent thereof and shall as the Agent may specify, either

(A) cause the issuer to agree to comply with instructions from the Agent as to such securities, without further consent of the Borrower or such nominee, or (B) arrange for the Agent to become the registered owner of the securities.

(e) Except as set forth on EXHIBIT 8.3(e), the Borrower is not the beneficiary or otherwise entitled to any Letter of Credit Rights. In the event that the Borrower shall be entitled to or shall receive any Letter of Credit Rights after the date hereof with a value in excess of $100,000, the Borrower shall promptly notify Agent thereof in writing. The Borrower shall promptly, at the request of the Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument with a value in excess of $100,000, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to the Agent by the Borrower and agreeing to make all payments thereon directly to the Agent or as the Agent may otherwise direct or (ii) cause the Agent to become, at the Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be) with a value in excess of $100,000.

(f) The Borrower does not have any commercial tort claims as of the date hereof. In the event that the Borrower shall at any time after the date hereof have any commercial tort claims with a value in excess of $100,000, the Borrower shall promptly notify the Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by the Borrower to the Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by the Borrower to the Agent shall be deemed to constitute such grant to the Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of the Agent otherwise provided herein or otherwise arising by the execution by the Borrower of this Agreement, the Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, the Borrower shall promptly upon the Agent’s request, execute and deliver, or cause to be executed and delivered, to the Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim with a value in excess of $100,000.

(g) Except in the case of Permitted Encumbrances, the Borrower hereby covenants and agrees that each Leasehold shall at all times be free and clear of all liens, claims and encumbrances of any nature or description and no other creditor of the estate (secured or unsecured) shall be entitled to encumber any Leasehold without the express written consent of the Agent.

ARTICLE IX. - AGENT AS BORROWER’S ATTORNEY-IN-FACT:

9.1 APPOINTMENT AS ATTORNEY IN FACT.

The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower’s true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the ratable benefit of the Agent. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a) Prosecute, defend, compromise, or release any action relating to the Collateral.

(b) Sign change of address forms to change the address to which the Borrower’s mail is to be sent to such address as the Agent shall designate; receive and open the Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

(c) Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d) Sign the name of the Borrower on any notice to the Borrower’s Account Debtors or verification of the Receivables Collateral; sign the Borrower’s name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrower is a beneficiary.

(f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

(g) Use, license or transfer any or all General Intangibles of the Borrower.

9.2 NO OBLIGATION TO ACT.

The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE X. - EVENTS OF DEFAULT:

Any event described in this Article X respectively shall constitute an “Event of Default” herein. Upon the occurrence and during the continuance of any Event of Default described in Section 10.11, any and all Liabilities shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may declare any and all Liabilities immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent and the Borrower and instruments and papers heretofore, now or hereafter given the Agent.

10.1 FAILURE TO PAY REVOLVING CREDIT.

The failure by the Borrower to pay (a) any principal when due under the Revolving Credit, or (b) any amount (other than principal) when due under the Revolving Credit within three (3) Business Days of the date when due.

10.2 FAILURE TO MAKE OTHER PAYMENTS.

The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment Liability other than under the Revolving Credit within three (3) Business Days of the date when due.

10.3 FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD).

The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10.1 or Section 10.2 hereof, and included in any of the following provisions hereof:

Section Relates to:

4.6(e) Store Openings/Closings

4.7(a) Encumbrances

4.8 Indebtedness

4.9(b) Insurance

4.14(d) Asset Sales

4.20 Dividends, Investments, Corporate Actions

4.21 Loans

4.24 Affiliate Transactions

5.3(a)(vi) Notice of Defaults

5.12 Financial Performance Covenant

Article VII Cash Management

10.4 FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).

(a) The failure of the Borrower to promptly, punctually and timely perform, discharge or comply with the relevant covenant or Liability, following the expiry of the applicable grace period specified in the chart below:

Section	Grace Period	Number of Grace Periods
4.7 (other than 4.7(a)) (Title to Assets)	10 days	1 per Fiscal Year

4.9 (other than 4.9(b)) (Insurance)	10 days	1 per Fiscal Year

5.2 (Access)	5 days	1 per Fiscal Year

5.3 (other than 5.3(a)(vi)) (Notice)	5 days	2 per Fiscal Year

5.4 (Borrowing Base Certificate)	1 day	1 per fiscal quarter

5.5 (Collateral Reporting)	5 days	1 per fiscal quarter

5.8 (Financial Reporting)	15 days	1 per Fiscal Year

(b) the failure by the Borrower, within 30 days following the earlier of an Authorized Officer of the Borrower’s knowledge of a breach of any covenant or Liability not described in any of Sections 10.1, 10.2, or 10.3 or of the Borrower’s receipt of written notice from the Agent of the breach thereof.

10.5 MISREPRESENTATION.

Any representation or warranty at any time made by the Borrower to the Agent was not true or complete in all material respects when given.

10.6 BREACH OF MATERIAL CONTRACTS. BREACH OF LEASE.

(a) The occurrence of any event such that any Indebtedness of the Borrower in excess of $100,000 to any creditor other than the Agent could be accelerated (whether or not the subject creditor takes any action on account of such occurrence).

(b) The default by Borrower under any Material Contract which default continues for more than the applicable cure period, if any, with respect thereto which default could have a Material Adverse Effect.

(c) The default by Borrower under any Credit Card Agreement, which default continues for more than the applicable cure period, if any, with respect thereto which default could have a Material Adverse Effect, or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to the Borrower to fund a reserve account or otherwise hold as collateral, or shall require the Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit

Card Processor to otherwise hold as collateral, or the Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $100,000 or any Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $25,000 in the aggregate in any Fiscal Year of the Borrower from any deposit account of the Borrower.

(d) Any Credit Card Issuer or Credit Card Processor shall send written notice to Borrower that it is ceasing to make or suspending payments to the Borrower of amounts due or to become due to the Borrower or shall cease or suspend such payments, or shall send written notice to the Borrower that it is terminating its arrangements with the Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless the Borrower shall have entered into arrangements with another Credit Card Processor or Credit Card Issuer, as the case may be, with thirty (30) days after the date of such notice.

(e) The occurrence of any of the following with respect to Leases on which the Borrower is the lessee or is obligated:

(i) Default and the expiry of any applicable grace period with respect to more than five (5) Leases of retail stores, except if the existence of such default is disputed in good faith by the Borrower and the applicable landlord has been stayed or agreed in writing to forbear from instituting proceedings to recover possession of the leased premises or otherwise terminate the subject Lease or Borrower’s rights to peaceful possession of the subject premises.

(ii) Default and the expiry of any applicable grace period of any Lease of any warehouse or distribution center.

(f) The occurrence of any event of default with respect to any Lease which default continues for more than the applicable cure period, if any.

10.7 DEFAULT UNDER OTHER AGREEMENTS.

The occurrence of any breach or default under any agreement (including any Loan Document other than this Loan Agreement) between the Agent and the Borrower or instrument given by the Borrower to the Agent and the expiry, without cure, of any applicable grace period (notwithstanding that the subject Agent may not have exercised all or any of its rights on account of such breach or default).

10.8 UNINSURED CASUALTY LOSS.

The occurrence of any uninsured loss, theft, damage, or destruction of or to any portion of the Collateral having a retail value in excess of $500,000.

10.9 ATTACHMENT; JUDGMENT; RESTRAINT OF BUSINESS.

(a) The service of process upon the Agent or the Lenders or any Participant seeking to attach, by trust or other process, any of a Borrower’s funds of $250,000 or more (in the aggregate during any Fiscal Year) on deposit with, or assets of the Borrower in the possession of, the Agent or the Lenders or such Participant.

(b) One or more judgments or orders shall be entered against the Borrower involving in the aggregate a liability (net of any amount covered by insurance) of $250,000 or more, unless (i) enough of such judgments or orders shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within any applicable appeal period to reduce the aggregate liability below $250,000 and (ii) no actions to enforce any such judgment has been taken.

(c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

10.10 BUSINESS FAILURE.

Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the determination, by the Borrower, to initiate a program of partial or total self liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower’s business or operations.

10.11 BANKRUPTCY.

The failure by the Borrower to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure.

10.12 DEFAULT BY GUARANTOR OR AFFILIATE.

The occurrence of any of the foregoing Events of Default with respect to any guarantor or endorser, or surety of the Liabilities, as if such guarantor, endorser or surety were the “Borrower” described therein.

10.13 INDICTMENT FORFEITURE.

The indictment of, or institution of any legal process or proceeding against, the Borrower or any member of the Borrower’s senior management, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by that Borrower of its business in the ordinary course.

10.14 CHALLENGE TO LOAN DOCUMENTS.

(a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.15 KEY MANAGEMENT.

The death, disability, or failure of either Curtis Kimbrell or Lewis Brubaker at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Persons at the execution of this Agreement, and the failure of the Borrower to appoint a successor reasonably acceptable to the Agent within one hundred twenty (120) days following such cessation.

10.16 CHANGE IN CONTROL.

Any Change in Control.

ARTICLE XI. - RIGHTS AND REMEDIES UPON DEFAULT:

Upon the occurrence and during the continuance of any Event of Default, the Agent may, and at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to the Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Liabilities (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Liabilities in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b) declare the Dollar Commitments terminated, whereupon the Dollar Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Revolving Credit Loans, (ii) the obligation of the Agent or the SwingLine Lender to make SwingLine Loans, and (iii) the obligation of the Agent to cause the issuance of L/Cs; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 10.11, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act, the Dollar Commitments shall automatically terminate and the Liabilities (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Liabilities in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Agent’s exercise of any of such rights and remedies.

11.2 RIGHTS OF ENFORCEMENT.

The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

(a) To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

(b) To give notice to any of the Borrower’s customs brokers (if any) to follow the instructions of the Agent as provided in any Customs Brokers Agreement.

(c) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d) To take possession of all or any portion of the Collateral.

(e) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.3 SALE OF COLLATERAL.

(a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent’s disposition of the Collateral.

(b) The Agent, in the exercise of the Agent’s rights and remedies upon default, may conduct one or more going out of business sales, in the Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

(c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent’s rights and remedies upon default.

(d) The Agent or the Lenders may credit bid and may purchase the Collateral, or any portion of it at any sale held under this Article XI.

(e) If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

11.4 OCCUPATION OF BUSINESS LOCATION.

In connection with the Agent’s exercise of the Agent’s rights under this Article XI, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article XI, nor for any charge (such as wages for the Borrower’s employees and utilities) incurred in connection with the Agent’s exercise of the Agent’s Rights and Remedies.

11.5 GRANT OF NONEXCLUSIVE LICENSE.

The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, other intellectual property, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.6 ASSEMBLY OF COLLATERAL.

The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.

11.7 RIGHTS AND REMEDIES.

The rights, remedies, powers, privileges, and discretions of the Agent hereunder, under any other Loan Document or under applicable law (herein, the “Agent Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies. No waiver by the Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE XII. - NOTICES:

12.1 NOTICE ADDRESSES.

All notices, demands, and other communications made in respect of the Loan Documents (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon written notice to all others given by certified mail, return receipt requested:

If to the Agent:

Wells Fargo Retail Finance, LLC

One Boston Place, Suite 1800

Boston, Massachusetts 02108

Attention: Connie Liu

Fax No.: (617) 523-4032

With a copy to:

Otterbourg, Steindler, Houston & Rosen, P.C.

230 Park Avenue

New York, New York 10169

Attention: Michael Barocas, Esq.

Fax No.: (212) 682-6104

If to the Borrower:

RoomStore, Inc.

12501 Patterson Avenue

Richmond, VA 23238

Attention: Lewis M. Brubaker

Fax No.: (804) 784-7657

With a copy to:

Richmond Law, PLC

10321 Washington Hwy

Glen Allen, VA 23059

Attention: Brian D. Bertonneau, Esq.

Fax No.: (877) 736-3414

12.2 NOTICE GIVEN.

(a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i) By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.

(ii) By recognized overnight express delivery: the Business Day following the day when sent.

(iii) By Hand: If delivered on a Business Day after 9:00 AM.

(iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated. Otherwise, at the opening of the then next Business Day.

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

(c) Agent will give the Borrower notice of its intention to foreclose on its security interests by recognized overnight express delivery.

ARTICLE XIII. - TERM:

13.1 TERMINATION OF REVOLVING CREDIT.

The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.5(h) hereof) until the Termination Date.

13.2 ACTIONS ON TERMINATION.

On the Termination Date, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans); any payments due on account of the indemnification obligations included in Section 2.10(e); any accrued and unpaid Unused Line Fee; and all unreimbursed costs and expenses of Agent for which the Borrower is responsible; and shall make such arrangements concerning any L/C’s then outstanding as are reasonably satisfactory to the Agent. Until such payment, all provisions of this Agreement, other than those contained in Article II which place an obligation on the Agent to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full (other than contingent indemnity obligations for which the Agent has established cash reserves in such amounts as it reasonably deems necessary). The release by the Agent of the Collateral Interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require and which are consistent with customary practices in the asset-based lending industry.

ARTICLE XIV. - THE AGENT

14.1 DESIGNATION OF AGENT.

(a) Each Lender appoints and designates Wells Fargo Retail Finance, LLC as the “Agent” hereunder and under the Loan Documents.

(b) Each Lender authorizes each Agent:

(i) To execute those of the Loan Documents and all other instruments relating thereto to which that Agent is a party.

(ii) To take such action on behalf of the Lenders and to exercise all such powers as are expressly delegated to that Agent hereunder and in the Loan Documents and all related documents, together with such other powers as are reasonably incident thereto.

14.2 RESPONSIBILITIES OF AGENT.

(a) Notwithstanding anything contained herein to the contrary, the Agent shall have responsibility and authority for the administration of the credit facility contemplated by this Agreement, including without limitation the establishment of Reserves and the conduct of any Liquidation.

(b) The Agent shall not have any duties or responsibilities to, or any fiduciary relationship with, any Lender except for those expressly set forth in this Agreement.

(c) The Agent nor any of its Affiliates shall be responsible to any Lender for any of the following:

(i) Any recitals, statements, representations or warranties made by the Borrower, or any other Person (other than for statements made herein or in writing by the Agent).

(ii) Any appraisals or other assessments of the assets of the Borrower or of anyone else responsible for or on account of the Liabilities.

(iii) The value, validity, effectiveness, genuineness, enforceability, or sufficiency of the Agreement, the Loan Documents or any other document referred to or provided for therein.

(iv) Any failure by the Borrower, or any other Person (other than the Agent) to perform such Person’s obligations under the Loan Documents.

(d) Agent may employ attorneys, accountants, and other professionals and agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys in fact selected with reasonable care. No such attorney, accountant, other professional, agent, or attorney in fact shall be responsible for any action taken or omitted to be taken by any other such Person.

(e) Agent, nor any of its directors, officers, or employees shall not be responsible for any action taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of its counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

(f) With respect to the repayment of the Liabilities, Agent shall not have any responsibility in any event for more funds than Agent actually receives and collects.

(g) The Agent, in its separate capacity as Lender, shall have the same rights and powers hereunder as any other Lender.

(h) The Agent shall not be required to perfect any Lien in real estate fixtures, Leaseholds, motor vehicles covered by certificates of title, or be responsible for any failure to do so.

14.3 DISTRIBUTIONS BY THE AGENT.

(a) The Agent, in its reasonable discretion based upon the Agent’s determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Liabilities.

(b) The Agent may disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that Person.

(c) If, in the opinion of the Agent, the distribution of any amount received by the Agent might involve the Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then the Agent may refrain from making distribution until the Agent’s right to make distribution has been adjudicated by a court of competent jurisdiction.

(d) The proceeds of any Lender’s exercise of any right of, or in the nature of, set off shall be deemed, first, to the extent that such Lender is entitled to any distribution hereunder, to constitute such distribution and second, shall be shared with the other Lenders as if distributed pursuant to (and shall be deemed as distributions under) the terms of this Agreement.

(e) Each Lender acknowledges that the crediting of the Liabilities with the “proceeds” of any transaction in which a post foreclosure asset is acquired is a non cash transaction and that, in consequence, no distribution of such “proceeds” will be made by the Agent to any Lender until such time that such “proceeds” are converted to cash.

(f) In the event that a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid or disgorged, then each Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Lender’s ratable share of the amount so adjudged or determined to be repaid or disgorged.

14.4 [RESERVED].

14.5 DISTRIBUTIONS OF NOTICES AND OF DOCUMENTS.

The Agent will forward to each Lender, promptly after the Agent’s receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to the Loan Agreement and other Loan Documents, including monthly and annual financial statements received from the Borrower pursuant to Article V of this Agreement and copies of appraisals and commercial audits, other than any of the following (provided that the failure of the Agent to distribute notices or other documents in accordance with this Agreement will not subject the Agent to any liability absent gross negligence or willful misconduct on the part of the Agent):

(a) Routine communications associated with requests for Revolving Credit Loans and/or the issuance of L/C’s.

(b) Routine or nonmaterial communications.

(c) Any notice or document required by any of the Loan Documents to be furnished directly to the Lenders by the Borrower.

(d) Any notice or document of which the Agent has knowledge that such notice or document had been forwarded to the Lenders other than by the Agent.

14.6 [RESERVED].

14.7 CONFIDENTIAL INFORMATION.

(a) Each Lender will maintain, as confidential in accordance with its customary confidentiality procedures, all of the following:

(i) Proprietary approaches, techniques, and methods of analysis which are applied by Agent in the administration of the credit facility contemplated by this Agreement.

(ii) Proprietary forms and formats utilized by Agent in providing reports to the Lenders pursuant hereto, which forms or formats are not of general currency.

(iii) Confidential information provided by the Borrower pursuant to the Loan Documents, other than any information which becomes known to the general public through services other than that Lender.

(b) Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or by regulatory authorities having jurisdiction over any party to this Agreement.

14.8 RELIANCE BY AGENT.

Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of attorneys, accountants and other experts selected by Agent. As to any matters not expressly provided for in this Agreement, any Loan Document, or in any other document referred to therein, Agent shall in all events be fully protected in acting, or in refraining from acting, in accordance with the applicable Consent required by this Agreement. Instructions given with the requisite consent shall be binding on all Lenders.

14.9 NON-RELIANCE ON AGENT AND OTHER LENDERS.

(a) Each Lender represents to all other Lenders and to Agent that such Lender:

(i) Independently and without reliance on any representation or act by Agent or by any other Lender, and based on such documents and information as that Lender has deemed appropriate, has made such Lender’s own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement and the Loan Documents.

(ii) Has relied upon that Lender’s review of the Loan Documents by that Lender and by counsel to Lender as that Lender deemed appropriate under the circumstances.

(b) Each Lender agrees that such Lender, independently and without reliance upon Agent or any other Lender, and based upon such documents and information as such Lender shall deem appropriate at the time, will continue to make such Lender’s own appraisals of the financial condition and affairs of the Borrower when determining whether to take or not to take any discretionary action under this Agreement or the Loan Documents.

(c) Agent, in the discharge of Agent’s duties hereunder, shall not be required to make inquiry of, or to inspect the properties or books of, any Person.

(d) Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder (as to which, see Section 14.5), Agent shall not have any affirmative duty or responsibility to provide any Lender with any credit or other information concerning any Person, which information may come into the possession of Agent or any Affiliate of Agent.

(e) Each Lender, at such Lender’s request, shall have reasonable access to all non-privileged documents in the possession of Agent, which documents relate to Agent’s performance of its duties hereunder and the Loan Documents.

14.10 INDEMNIFICATION.

Without limiting the liabilities of the Borrower under any this or any of the Loan Documents, each Lender shall indemnify Agent, ratably, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys’ reasonable fees and expenses and other out of pocket expenditures) which may at any time be imposed on, incurred by, or asserted against Agent and in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of terms hereof or thereof or of any such other documents, provided, however, no Lender shall be liable for any of the foregoing to the extent that any of the foregoing arises from any action taken or omitted to be taken by Agent as to which a final judicial determination has been or is made (in a proceeding in which Agent has had an opportunity to be heard) that the Agent had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

14.11 RESIGNATIONS OF AGENT.

(a) The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Agent (and if no Event of Default has occurred and is continuing, with the consent of the Borrower not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the giving of notice by the Agent, then the Agent may appoint a successor Agent, which shall be a financial institution having a combined capital and surplus in excess of $250,000,000. The consent of the Borrower otherwise required by this Section 15.11 shall not be required if an Event of Default has occurred and is continuing.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to, and become vested with, all the rights, powers, privileges, and duties of the (resigning) Agent so replaced, and the (resigning) Agent shall be discharged from the (resigning) Agent’s duties and obligations hereunder, other than on account of any responsibility for any action taken or omitted to be taken by the (resigning) Agent as to which a final judicial determination has been or is made (in a proceeding in which the (resigning) Agent has had an opportunity to be heard) that Agent had acted in a grossly negligent manner or in bad faith.

(c) After any retiring Agent’s resignation, the provisions of this Agreement and of all Loan Documents shall continue in effect for the retiring Agent’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XV. - FUNDINGS AND DISTRIBUTIONS

15.1 FUNDING PROCEDURES.

(a) Subject to Section 15.2, the Agent shall advise each Lender, no later than 1:00PM (Boston Time) on a date on which any Revolving Credit Loan is to be made. Such advice, in each instance, may be by telephone or facsimile transmission, provided that if such advice is by telephone, it shall be confirmed in writing and shall include a reference (as applicable) to the interest rate applicable to the proposed Revolving Credit Loan.

(b) Subject to Section 15.2, each Lender, by no later than the end of business on the day on which the subject Revolving Credit Loan is to be made, subject to that Lender’s Dollar Commitment, shall Transfer that Lender’s Percentage Commitment of the requested Revolving Credit Loan to the Agent as proceeds of advances under the Revolving Credit.

15.2 SWINGLINE LOANS.

(a) In the event that, when a Revolving Credit Loan is requested and the aggregate unpaid balance of the SwingLine Loan is less than the SwingLine Loan Ceiling, then the SwingLine Lender may advise the Agent that the SwingLine Lender has determined to include up to the amount of the requested Revolving Credit Loan as part of the SwingLine Loan. In such event, the SwingLine Lender shall Transfer the amount of the requested Revolving Credit Loan to the Agent.

(b) The SwingLine Loan shall be converted to a Revolving Credit Loan in which all Lenders participate as follows:

(i) At any time and from time to time (but not less than on a weekly basis), the SwingLine Lender may advise the Administrative Agent that all of the SwingLine Loan is to be converted to a Revolving Credit Loan in which all Lenders participate. The Agent will settle the SwingLine Loan the earlier of (a) Wednesday of each week or (b) when the aggregate outstanding SwingLine Loans exceeds $10,000,000.00.

(ii) At the initiation of a Liquidation, the then entire unpaid principal balance of the SwingLine Loan shall be converted to a Revolving Credit Loan in which all Lenders participate.

In either such event, the Agent shall advise each Lender of such conversion as if, and with the same effect as if such conversion were the making of a Revolving Credit Loan as provided in Section 15.1.

(c) The SwingLine Lender, in separate capacities, may also be the Agent and a Lender.

(d) The SwingLine Lender, in its capacity as SwingLine Lender, is not a “Lender” for any of the following purposes:

(i) Except as otherwise specifically provided in the relevant Section, any distribution pursuant to Section 17.6.

(ii) Determination of whether the requisite Lenders have consented to action requiring such consent.

15.3 AGENT’S COVERING OF FUNDINGS.

(a) Each Lender shall make available to the Agent, as provided herein, that Lender’s Percentage Commitment of the following:

(i) Each Revolving Credit Loan, up to the maximum amount of that Lender’s Dollar Commitment of the Revolving Credit Loans.

(ii) Up to the maximum amount of that Lender’s Dollar Commitment of each L/C drawing (to the extent that such L/C drawing is not “covered” by a Revolving Credit Loan as provided herein).

(b) In all circumstances, the Agent may:

(i) Assume that each Lender timely shall make available to the Agent that Lender’s Percentage Commitment of each Revolving Credit Loan, notice of which is provided pursuant to Section 15.1(a) of this Agreement.

(ii) In reliance upon such assumption, make available the corresponding amount to the Borrower.

(iii) Assume that each Lender timely shall pay, and shall make available, to the Agent all other amounts which that Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

(c) In the event that, in reliance upon any of such assumptions, the Agent makes available, a Lender’s Percentage Commitment of one or more Revolving Credit Loans, L/C drawings, or any other amount to be made available hereunder or under any of the Loan Documents with respect to the Revolving Credit, which amount a Lender (a “Delinquent Lender”) fails to provide to the Agent within one (1) Business Day of written notice of such failure, then:

(i) The amount which had been made available by the Agent is an “Agent’s Cover”.

(ii) All interest paid by the Borrower on account of the Revolving Credit Loan or coverage of the subject L/C Drawing which consists of the Agent’s Cover shall be retained by the Agent until the Agent’s Cover, with interest, has been paid.

(iii) The Delinquent Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing Federal Funds Effective Rate during the period during which such amount remains unpaid, on the principal balance of the Agent’s Cover, from the date of the making of the Agent’s Cover to until repaid.

(iv) The Agent shall have succeeded to all rights to payment to which the Delinquent Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrower on account of the Agent’s Cover together with interest until it is repaid by the applicable Delinquent Lender. Such payments shall be deemed made first towards the amounts in respect of which the Agent’s Cover was provided and only then towards amounts in which the Delinquent Lender is then participating. For purposes of distributions to be made pursuant to Section 15.4 (which relates to ordinary course distributions) or Section 17.6 (which relates to distributions of proceeds of a Liquidation) below, amounts shall be deemed distributable to a Delinquent Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Delinquent Lender would otherwise have been entitled to a distribution.

(v) Subject to Section 15.3(c)(iv), the Delinquent Lender shall be entitled to receive any payments from the Borrower to which the Delinquent Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section 15.3(c)(ii), above.

(d) A Delinquent Lender shall not be relieved, by virtue of any Agent’s Cover or otherwise, of any obligation of such Delinquent Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Delinquent Lender).

(e) A Delinquent Lender may cure its status as a Delinquent Lender by paying the Agent the aggregate of the following:

(i) The Agent’s Cover (to the extent not previously repaid by the Borrower and retained by the Agent in accordance with Subsection 15.3(c)(iv), above) with respect to that Delinquent Lender.

(ii) Plus

(iii) Any interest payable under Section 15.3(c)(iii), above (which relates to interest to be paid by that Delinquent Lender).

(iv) Plus

(v) All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent’s rights against such Delinquent Lender.

15.4 ORDINARY COURSE DISTRIBUTIONS.

(a) Except as otherwise provided in Section 17.6, below (which relates to distributions on account of Liquidation), the Agent promptly shall distribute to the SwingLine Lender and the respective Lenders, payments made by the Borrower on account of the SwingLine Loans and the Revolving Credit Loans, to the extent such payments are actually received and collected by the Agent in the following order and priority:

(i) First: To the SwingLine Lender, up to the then unpaid principal balance of the SwingLine Loans.

(ii) Second: To the Lenders, their respective Percentage Commitments of such payments.

(b) Weekly, on such day as may be set from time to time by the Agent (or more frequently at the Agent’s option), the Agent and each Lender shall settle up on amounts advanced under the Revolving Credit and collected funds received in the Concentration Account.

(c) The Agent shall make distributions on account of interest to the SwingLine Lender and to each Lender, which payment to each Lender shall equal such Lender’s respective Pro Rata share of interest received by the Agent in respect of the Revolving Credit Loans. In all cases the Agent shall make distributions on account of interest when such interest is actually received and collected by the Agent (excluding the One Business Day settlement delay as provided for in Section 7.5(a) of the Loan Agreement, which shall be for the account of the Agent only) and only if such interest is then due and payable hereunder. For purposes of calculating interest due to a Lender, that Lender shall be entitled to receive interest on the actual amount contributed by that Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrower. Any net principal reductions to the Revolving Credit Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Agent has distributed to that Lender its Pro Rata share thereof.

(d) The Agent shall distribute fees paid on account of the Revolving Credit Loans as follows:

(i) Unused Line Fee. To the Lenders, Pro Rata, based upon their respective Percentage Commitments.

(ii) Intentionally Omitted.

(iii) Any fees on account of the issuance of L/Cs to the extent distributable to the Lenders.

(iv) Any fees payable to Agent pursuant to the Agent’s Fee Letter to the Agent.

(e) No Lender shall have any interest in, or right to receive any part of any interest which reflects “float” as described in the proviso included in Section 7.5(a) of the Loan Agreement. Any such float shall be for the account of the Agent only.

(f) No Lender shall have any interest in, or right to receive any part of, any fees payable to the Agent pursuant to the terms of the Fee Letter.

(g) Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, attorneys’ reasonable fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement or the Loan Agreement (and if such Person(s) is (are) the Lenders, Pro Rata based upon their respective Percentage Commitments at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

(h) Each distribution pursuant to this Section 16.4 is subject to Section 15.3(c), above (which relates to Delinquent Lenders).

ARTICLE XVI. - INTENTIONALLY OMITTED

ARTICLE XVII. - LIQUIDATIONS

17.1 ACCELERATION.

Unless stayed by judicial or statutory process, the Agent shall Accelerate the Liabilities within a commercially reasonable time following the receipt of an Acceleration Notice from the Required Lenders following the occurrence and during the continuance of an Event of Default.

17.2 INITIATION OF LIQUIDATION.

Unless stayed by judicial or statutory process, a Liquidation may be initiated by the Agent following Acceleration of the Liabilities.

17.3 ACTIONS AT AND FOLLOWING INITIATION OF LIQUIDATION.

(a) At the initiation of a Liquidation:

(i) The unpaid principal balance of the SwingLine Loan (if any) shall be converted, pursuant to Section 14.2, to a Revolving Credit Loan in which all Lenders participate.

(ii) The Agent and the Lenders shall “net out” each Lender’s respective contributions towards the Loans, so that each Lender holds that Lender’s Percentage Commitment of the Revolving Credit Loans and advances.

(b) Following the initiation of a Liquidation, each Lender shall contribute, towards any L/C thereafter honored and not immediately reimbursed by the Borrower, that Lender’s Percentage Commitment of such honoring.

17.4 AGENT’S CONDUCT OF LIQUIDATION.

(a) Any Liquidation shall be conducted solely by the Agent with the advice and assistance of the Lenders.

(b) The Agent may appoint one or more nominees to “bid in” or otherwise acquire ownership to any post foreclosure asset.

(c) The Agent shall manage the nominee and manage and dispose of any post foreclosure assets with a view towards the realization of the economic benefits of the ownership of the post foreclosure assets and in such regard, the Agent and/or the nominee may operate, repair, manage, maintain, develop, and dispose of any post foreclosure asset in such manner as the Agent determines as appropriate under the circumstances.

(d) The Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by the Agent or by any Lender) unless indemnified to the Agent’s satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take that course of action or action plan.

(e) Each Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement or the other Loan Documents as the Agent and/or the nominee reasonably may request with respect to the creation and governance of any nominee, the conduct of the Liquidation, and the management and disposition of any post foreclosure asset.

17.5 DISTRIBUTION OF LIQUIDATION PROCEEDS.

(a) The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of reasonably anticipated future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor of the Borrower and prior claims which the Agent anticipates may need to be paid.

(b) The Agent shall distribute the proceeds of any Liquidation, net of any amount deposited into such fund reserve accounts, all reasonable costs and expenses of the Agent, any Costs of Collection of Agent (which shall be distributed to the Agent) and of prior claims, to the extent available, to the Agent with such frequency as the Agent determines.

(c) The Agent shall distribute the net proceeds of Liquidation, as distributed to the Administrative Agent by the Agent pursuant to Section 17.5(b), above in accordance with the relative priorities set forth in Section 17.6.

(d) Each Lender, on the written request of the Agent and/or any nominee, not more frequently than once each month, shall reimburse the Agent and/or any nominee, ratably, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent and shall constitute Costs of Collection of such Lender.

17.6 RELATIVE PRIORITIES TO PROCEEDS OF LIQUIDATION.

The relative priorities of security interests in the Collateral and to the proceeds of a Liquidation are as follows:

(a) First: to the Agent on account of Costs of Collection of the Agent and other Liabilities owing to the Agent; and then

(b) Second: To the SwingLine Lender, on account of any SwingLine Loans not converted to Revolving Credit Loans pursuant to Section 17.2(b); and then

(c) Third: To the Lenders, Pro Rata, to the extent of the Liabilities (other than Bank Product Obligations); and then

(d) Fourth: To the Bank Product Providers, ratably, to the extent of the Bank Product Obligations then due and payable and with respect to which the Agent has received written notice that such Bank Product Obligations are then due and payable.

The foregoing priorities shall apply in the event any of the Borrower becomes the subject of a proceeding described in Section 10.11 of this Agreement hereof and regardless of whether the respective claims and Liens of each Lender are allowed by the court hearing such proceeding.

ARTICLE XVIII. - ASSIGNMENTS BY LENDERS

18.1 ASSIGNMENTS AND ASSUMPTIONS.

(a) Except as provided herein, each Lender (in this Section 18.1, an “Assigning Lender”) may assign to one or more Eligible Assignees (in this Section 18.1, each an “Assignee Lender”) all or a portion of that Lender’s interests, rights and obligations under this Agreement and the other Loan Documents (including, all or a portion of its Dollar Commitment) and the same portion of the loans at the time owing to it, and of the note (if any) held by the Assigning Lender, provided that,

(i) Each of the Agent and (so long as no Event of Default exists and is continuing) the Borrower shall have given its prior written consent to such assignment, each which consent shall not be unreasonably withheld, but need not be given, in the case of the Agent, if the proposed assignment would result in any resulting Lender’s having a Dollar Commitment of less than the “minimum hold” amount specified in Section 18.1(a)(iii).

(ii) Each such assignment shall be of a constant, and not a varying, percentage of all the rights and obligations under this Agreement of Assigning Lenders that are Lenders.

(iii) Following the effectiveness of such assignment, the Lender’s Dollar Commitment of the Assigning Lender that is a Lender (if not an assignment of all of such Lender’s Dollar Commitment) shall not be less than $10,000,000.00 (i.e., the “minimum hold”).

18.2 ASSIGNMENT PROCEDURES.

This Section 18.2 describes the procedures to be followed in connection with an assignment effected pursuant to this Article XVIII and permitted by Section 18.1.

(a) The parties to such an assignment shall execute and deliver to the Agent an Assignment and Acceptance substantially in the form of EXHIBIT 18.2(a), annexed hereto (an “Assignment and Acceptance”).

(b) The Assigning Lender shall deliver to the Agent, with such Assignment and Acceptance, the Note (if any) held by the subject Assigning Lender and the Agent’s processing fee of $5,000.00, provided, however, no such processing fee shall be due where the Assigning Lender is one of the Lenders at the initial execution of this Agreement or where the Assignee Lender is an Affiliate of the Assignor Lender.

(c) The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and, in the case of an Assigning Lender that is a Lender, a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and of the Percentage Commitment and Dollar Commitment of each Lender. The Register shall be available for inspection by the Lenders at any reasonable time and from time to time upon reasonable prior notice. In the absence of manifest error, the entries in the Register shall be conclusive and binding on all Lenders. The Agent and the Lenders may treat each Person whose name is recorded in the Register as a “Lender” hereunder for all purposes of this Agreement.

(d) The Assigning Lender and Assignee Lender, directly between themselves, shall make all appropriate adjustments in payments for periods prior to the effective date of an Assignment and Assumption.

18.3 EFFECT OF ASSIGNMENT.

(a) From and after the effective date specified in an Assignment and Acceptance which has been executed, delivered, and recorded (which effective date the Agent may delay by up to five (5) Business Days after the delivery of such Assignment and Acceptance):

(i) The Assignee Lender:

(A)	Shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) as fully as if the Assignee Lender had executed each.

(B)	Shall have the rights of a Lender hereunder, except in the case in which the Assigning Lender is a Lender, in which case the Assignee Lender shall have the rights of a Lender hereunder to the extent of the Dollar Commitment and Percentage Commitment assigned by such Assignment and Acceptance.

(ii) The Assigning Lender shall be released from the Assigning Lender’s obligations under this Agreement and the Loan Documents, except in the case in which the Assigning Lender is a Lender, in which case the Assignee Lender shall be released from its obligations under this Agreement and the Loan Documents to the extent of the Dollar Commitment assigned by such Assignment and Acceptance.

(iii) The Agent shall undertake to obtain and distribute replacement notes to the subject Assigning Lender and Assignee Lender.

(b) By executing and delivering an Assignment and Acceptance, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Acceptance.

ARTICLE XIX. - GENERAL:

19.1 PROTECTION OF COLLATERAL.

The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent.

19.2 PUBLICITY.

The Agent, at its expense and with the Borrower’s consent (not to be unreasonably withheld), may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent. Anything in this Agreement to the contrary notwithstanding, the Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

19.3 SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon the Borrower and the Borrower’s representatives, successors, and assigns and shall inure to the benefit of the Agent and the Lenders and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Agent or any Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

19.4 SEVERABILITY.

Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

19.5 AMENDMENTS AND WAIVERS.

(a) Neither this Agreement nor the other Loan Documents nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Required Lenders or at the Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Loan Documents (other than with respect to any provision of Articles XV, XVII or XIX), by the Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) Reduce the interest rate or any fees or extend the time of scheduled payment of principal, interest, or any fees or reduce the principal amount of any Revolving Credit Loan or L/C, in each case without the consent of each Lender directly affected thereby;

(ii) Increase the Dollar Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of such Lender;

(iii) Release all or substantially all the Collateral (except as expressly required hereunder or under any other Loan Document or applicable law and except as permitted under Section 4.14), without the consent of the Agent and all of the Lenders;

(iv) Reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, without the consent of the Agent and all Lenders;

(v) Consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, without the consent of Agent and all of the Lenders;

(vi) Amend, modify, or waive any terms of this Section 19.5 hereof, without the consent of the Agent and all of the Lenders; or

(vii) Increase the advance rates constituting part of the Borrowing Base (in excess of the advance rates set forth in the definition of “Borrowing Base” as in effect on the date hereof, or amend any definition that is a component definition of “Borrowing Base”, for such purpose) if such amendment would make more credit available to the Borrower, without the consent of the Agent and all of the Lenders; or

(viii) Make any Overloans which are not Permitted Overloans, without the consent of the Agent and all of the Lenders.

(b) Notwithstanding anything to the contrary contained in Section 19.5(a) above, in the event that the Borrower requests that this Agreement or any other Loan Document be amended or otherwise modified in a manner which would require the unanimous consent of all Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of the Borrower, Agent and the Required Lenders, Borrower and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the “Minority Lenders”) to provide for the termination of the Dollar Commitment of each of the Minority Lenders, the addition to this Agreement of one or more other Lenders, or an increase in the Commitments of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, and if any Revolving Credit Loans are outstanding at the time of such amendment, the making of such additional Revolving Credit Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Revolving Credit Loans of the Minority Lenders immediately before giving effect to such amendment and the payment of all interest, fees and other Liabilities payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrower and the Required Lenders may determine to be appropriate.

(c) The consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent hereunder or under any other Loan Document, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves, Eligible Credit Card Accounts, Eligible Inventory, and Eligible Real Property shall not be deemed an amendment to the advance rates provided for in this Section 19.5.

(d) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower, the Agent and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or Lenders to give notice to the Borrower of the Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent to the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

19.6 POWER OF ATTORNEY.

In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers of attorney conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

19.7 APPLICATION OF PROCEEDS.

The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with the provisions of this Agreement. The Borrower shall remain liable for any deficiency remaining following such application.

19.8 INCREASED COSTS.

If the Agent or Lenders shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Agent or Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which the Agent or Lenders could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s or Lenders’ policies with respect to capital adequacy) by a material amount, then from time to time, after submission by the Agent or Lenders to the Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, the Borrower shall pay to the Agent or Lenders, as applicable, such additional amount or amounts (“Capital Adequacy Charge”) as will compensate the Agent or Lenders for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of the Agent or Lenders claiming entitlement to payment as set forth above shall be conclusive. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to the Agent or Lenders, and the method by which such amount was determined. In determining such amount, the Agent or Lenders may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

19.9 COSTS AND EXPENSES OF THE AGENT AND LENDERS.

The Borrower shall pay from time to time on demand (accompanied by reasonable back-up documentation) all Costs of Collection and all reasonable costs, expenses, and disbursements of (including attorneys’ reasonable fees and expenses) which are incurred by the Agent and Lenders in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.

(a) The Borrower shall pay from time to time on demand all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Agent and all reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Lenders to the Lenders’ Special Counsel, following the occurrence of any Event of Default.

(b) The Borrower authorizes the Agent to pay all such fees and expenses and in the Agent’s discretion, to add such fees and expenses to the Loan Account.

(c) The undertaking on the part of the Borrower in this Section 19.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 19.9.

19.10 COPIES AND FACSIMILES.

This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Agent or the Lenders may be reproduced by the Agent or Lenders by any photographic, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced. Any such reproduction (other than promissory notes) shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

19.11 GOVERNING LAW.

This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

19.12 CONSENT TO JURISDICTION.

(a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, as the Agent may elect in the Agent’s sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to Borrower at Borrower’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e) The Borrower agrees that any action commenced by the Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York, and that such Courts shall have exclusive jurisdiction with respect to any such action.

19.13 INDEMNIFICATION.

The Borrower shall indemnify, defend, and hold the Agent and Lenders and any Participant and any of their respective employees, officers, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities or the transactions contemplated by the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent’s or Lender’s or Participant’s (as the case may be) selection, but at the expense of the Borrower) except where the Indemnified Person seeking indemnification had acted in a grossly negligent manner, or in actual bad faith, or where such claims arise from the willful misconduct of the Indemnified Person. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent or Lenders in favor of the Borrower, other than a termination, release, or discharge duly executed on behalf of the Agent or Lenders which makes specific reference to this Section 19.13.

19.14 RULES OF CONSTRUCTION.

The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a) Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b) Words in the singular include the plural and words in the plural include the singular.

(c) Any reference, herein, to a circumstance or event’s having “more than a de minimis adverse effect” and any similar reference is to a circumstance or event which (x) in a well-managed enterprise, would receive the active attention of senior management with a view towards it being reversed or remedied; or (y) if not reversed or remedied, could reasonably be expected to lead to its becoming a material adverse effect.

(d) Cross references to Sections in this Agreement begin with the Article in which that Section appears and then the Section to which reference is made. (For example, a reference to “Section 5.6” is to subsection 6, which appears in Article V of this Agreement).

(e) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(f) The words “includes” and “including” are not limiting.

(g) Text which follows the words “including, without limitation” (or similar words) is illustrative and not limiting.

(h) Except where the context otherwise requires or where the relevant subsections are joined by “or”, compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision. Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by “or” may be accomplished by compliance with any of such subsections.

(i) Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(j) The words “may not” are prohibitive and not permissive.

(k) The word “or” is not exclusive.

(l) Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(m) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(n) The symbol “$” refers to United States Dollars.

(o) Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(p) References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(q) Except as otherwise specifically provided, all references to time are to Charlotte time.

(r) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii) The word “from” means “from and including”.

(iii) The words “to” and “until” each mean “to, but excluding”.

(iv) The word “through” means “to and including”.

(s) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 19.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

19.15 INTENT.

It is intended that:

(a) The scope of the Collateral Interests created by the Borrower to secure the Liabilities be broadly construed in favor of the Agent.

(b) All Collateral Interests created in favor of the Agent at any time and from time to time by the Borrower secure all Liabilities, whether now existing or contemplated or hereafter arising.

(c) All reasonable costs, expenses, and disbursements incurred by the Agent and, to the extent provided herein, the Lenders, in connection with such Person’s relationship(s) with the Borrower shall be borne by the Borrower.

(d) Unless otherwise explicitly provided herein, the Agent’s consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17 hereof.

19.16 PARTICIPATIONS.

The Agent or Lenders may sell participations to one or more financial institutions (a “Participant”) all or a portion of the Agent’s or Lenders’ rights and obligations under this Agreement. No such sale of a participation shall relieve the Agent or Lenders from the Agent’s or Lenders’ obligations hereunder.

19.17 RIGHT OF SET OFF.

Any and all deposits or other sums at any time credited by or due to the Borrower from the Agent, Lenders or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same), to the extent permitted by law, shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent, Lenders or any Participant or such Affiliate and, after the occurrence and during the continuance of an Event of Default, may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent.

19.18 PLEDGES TO FEDERAL RESERVE BANKS.

Nothing included in this Agreement shall prevent or limit the Agent or Lenders, to the extent that the Agent or Lenders is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of that Agent’s or Lenders’ interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Agent or Lenders from its obligations hereunder or under any of the Loan Documents.

19.19 MAXIMUM INTEREST RATE.

Regardless of any provision of any Loan Document, the Agent and Lenders shall not be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were “Collateral.”

19.20 WAIVERS.

(a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 19.20(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and Lenders, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

(b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i) Except as otherwise specifically required hereby, notice of non payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent’s exercising of the Agent’s rights upon default.

(iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR LENDER OR IN WHICH THE AGENT OR LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

(v) Any defense, counterclaim, set off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or Lenders, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi) Any claim to consequential, special, or punitive damages.

19.21 COUNTERPARTS.

This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. Delivery of an executed counterparty of this Agreement or any other Loan Documents by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Documents.

Intentionally Left Blank

ROOMSTORE, INC.
(“Borrower”)

By:	/s/ Lewis M. Brubaker, Jr.

Print Name:	Lewis M. Brubaker, Jr.

Title:	CFO

WELLS FARGO RETAIL FINANCE, LLC
(“Lender”)

By:	/s/ William Chan

Print Name:	William Chan

Title:	Director

Notice Address:
One Boston Place, Suite 1800
Boston, Massachusetts 02108
Attention: Connie Liu
Fax No.: (617) 523-4032

WELLS FARGO RETAIL FINANCE, LLC, as Agent
(“Agent”)

By:	/s/ William Chan

Print Name:	William Chan

Title:	Director

[Signature Page to Loan and Security Agreement]